Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT, DOES NOT CONSTITUTE, AND SHALL NOT BE CONSTRUED TO CONSTITUTE, AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, this “Agreement”) is made and entered into as of November 6, 2023, (the “Execution Date”) by and among the following parties (each of the following described in sub-clauses (i) through (v) of this preamble, collectively, the “Parties” and each a “Party”):1

i.

WeWork Inc., a company incorporated under the Laws of Delaware (“WeWork,”) and each of its affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this sub-clause (i), collectively, the “Company Parties”);

ii.

SoftBank Vision Fund II-2 L.P., a limited partnership established in Jersey (“SVF II”), acting by its manager SB Global Advisers Limited, a limited company incorporated under the Laws of England and Wales, SVF II Aggregator (Jersey) L.P., a limited partnership established in Jersey (“SVF II Aggregator”), acting by its general partner, SVF II GP (Jersey) Limited, a Jersey private company, SVF II WW (DE) LLC, a Delaware limited liability company (“SVF II WW”), and SVF II WW Holdings (Cayman) Limited, a Cayman Islands exempted company (“SVF II WW Holdings”), each in its capacity as (a) a holder of 1L Series 2 Notes, 2L Exchangeable Notes, 3L Exchangeable Notes, and/or Interests in WeWork, as the case may be, or (b) “SVF Obligor,” as defined in the Prepetition LC Credit Agreement (as defined herein), as applicable (together with SVF II, SVF II Aggregator, SVF II WW, and SVF II WW Holdings, “SoftBank Parties”);

iii.	Cupar Grimmond, LLC, a Delaware limited liability company (“Cupar”);

iv.

the holders (or beneficial owners) of, or investment advisors, sub-advisors, or managers of funds or accounts in their capacities as holders (or beneficial owners) of, (a) the 1L Series 1 Notes and (b) the 2L Secured Notes, in each case that have executed and delivered counterpart signature pages to this Agreement, a Joinder Agreement, or a Transfer Agreement to counsel to Company Parties (such undersigned parties, the “Consenting AHG Noteholders”2); and

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.
[2]

For the avoidance of doubt, any affiliates or related parties of any Consenting AHG Noteholder shall not be deemed to be Consenting AHG Noteholders themselves, unless such affiliate or related party has itself signed this Agreement. The Parties acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Consenting AHG Noteholder that is a separately managed account of or advised by an investment manager are being made only with respect to the Notes Claims held by such separately managed or advised account (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Notes Claims that may be beneficially owned by other accounts that are managed or advised by such investment manager. The Parties further acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Consenting AHG Noteholder that is an investment advisor, sub-advisor, or manager of managed accounts are being made solely in such Consenting AHG Noteholder’s capacity as an investment advisor, sub-advisor, or manager to the beneficial owners of the Notes Claims specified on the applicable signature pages hereto (in the amount identified on such signature pages), and shall not apply to (or be deemed to be made in relation to) such investment advisor, sub-advisor, or manager in any other capacity, including in its capacity as an investment advisor, sub-advisor, or manager of other managed accounts. Notwithstanding the foregoing, and in accordance with Section 13.19 hereof, each Consenting AHG Noteholder (in the capacity in which it signs in accordance with this footnote) shall be bound to this Agreement on account of all Company Claims/Interests set forth on its signature page hereto.

v.

any other Entity that becomes a party to this Agreement by executing a Joinder Agreement or Transfer Agreement in accordance with the terms of this Agreement (such Entity, and together with the other Entities in sub-clauses (ii) through (iv), the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ business and capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (including all exhibits, annexes, and schedules attached thereto, the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement and consummate the Restructuring Transactions pursuant to the terms and conditions set forth in this Agreement, including through the commencement by the Company Parties of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”), commencing proceedings under the Laws of any other relevant jurisdiction, as determined by the Company Parties with the consent of the Required Consenting Stakeholders (not to be unreasonably withheld), to implement the Restructuring Transactions contemplated herein (including, without limitation, by commencing an Insolvency Proceeding);

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

WHEREAS, the Parties have reached an agreement with respect to the Company Parties’ consensual use of cash collateral, pursuant to the terms and conditions to be set forth in the Cash Collateral Orders; and

WHEREAS, the DIP lender and the DIP LC Issuers (as defined herein) shall seek, severally and not jointly, to provide a senior secured, debtor-in-possession term loan “C” and cash collateralized letter of credit facility (the “DIP TLC Facility”) pursuant to terms and conditions to be agreed as set forth in a commitment letter (the “DIP TLC Commitment Letter”) and consistent with the terms set forth in the term sheet attached hereto as Exhibit E (the “DIP Term Sheet”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“1L Notes” means the 1L Series 1 Notes, 1L Series 2 Notes, and 1L Series 3 Notes.

“1L Notes Claims” means any Claim on account of the 1L Notes.

“1L Series 1 Notes” means the 15.000% First Lien Senior Secured PIK Notes due 2027, Series I, issued by the Issuers under the First Lien Indenture.

“1L Series 1 Notes Claims” means any Claim on account of the 1L Series 1 Notes.

“1L Series 2 Notes” means the 15.000% First Lien Senior Secured PIK Notes due 2027, Series II, issued by the Issuers under the First Lien Indenture.

“1L Series 2 Notes Claims” means any Claim on account of the 1L Series 2 Notes.

“1L Series 3 Notes” means the 15.000% First Lien Senior Secured PIK Notes due 2027, Series III, issued by the Issuers under the First Lien Indenture.

“1L Series 3 Notes Claims” means any Claim on account of the 1L Series 3 Notes.

“2L Exchangeable Notes” means the 11.000% Second Lien Exchangeable Senior Secured PIK Notes due 2027 issued by the Issuers under the Second Lien Exchangeable Indenture.

“2L Exchangeable Notes Claims” means any Claim on account of the 2L Exchangeable Notes.

“2L Notes” means the 2L Secured Notes and the 2L Exchangeable Notes.

“2L Notes Claims” means any Claim on account of the 2L Notes.

“2L Secured Notes” means the 11.000% Second Lien Senior Secured PIK Notes due 2027 issued by the Issuers under the Second Lien Indenture.

“2L Secured Notes Claims” means any Claim on account of the 2L Secured Notes.

“3L Exchangeable Notes” means the 12.000% Third Lien Exchangeable Senior Secured PIK Notes due 2027 issued by the Issuers under the Third Lien Exchangeable Indenture.

“3L Exchangeable Notes Claims” means any Claim on account of the 3L Exchangeable Notes.

“3L Notes” means the 3L Exchangeable Notes and the 3L Secured Notes.

“3L Notes Claims” means any Claims on account of the 3L Notes.

“3L Secured Notes” means the 12.000% Third Lien Senior Secured PIK Notes due 2027 issued by the Issuers under the Third Lien Indenture.

“3L Secured Notes Claims” means any Claim on account of the 3L Secured Notes.

“Ad Hoc Group Advisors” means Davis Polk & Wardwell LLP, Ducera Partners LLC, Greenberg Traurig, LLP, Freshfields Bruckhaus Deringer LLP, and any other special or local counsel or advisors providing advice to the Ad Hoc Noteholder Group in connection with the Restructuring Transactions.

“Ad Hoc Noteholder Group” means the ad hoc group of holders (or beneficial owners) of, or investment advisors, sub-advisors, or managers of discretionary accounts or funds that hold (or beneficially own), Notes Claims, and that is represented by the Ad Hoc Group Advisors.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Prepetition LC Credit Agreement and Indentures, including any successors thereto.

“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble hereof and includes all the exhibits, annexes, and schedules attached hereto.

“Agreement Effective Date” means the date upon which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement; provided, that the Agreement Effective Date with respect to any Consenting Stakeholder that becomes party to this Agreement through execution of a Joinder Agreement or a Transfer Agreement shall be the date that such Consenting Stakeholder executes such Joinder Agreement or Transfer Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, consent, solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, partnership, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to and/or materially inconsistent with one or more of the Restructuring Transactions. For the avoidance of doubt, none of the actions described in this paragraph that solely implicates the SoftBank Parties and/or their non-Company Party subsidiaries or affiliates shall constitute an “Alternative Restructuring Proposal” under this Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under title 28 of the United States Code, 28 U.S.C. § 2075, and the general, local, and chambers rules of the Bankruptcy Court, as may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or country of Japan.

“Cash Collateral Documents” means the Cash Collateral Orders, the Cash Collateral Motion, any collateral, security or other documentation related thereto, and any budgets (including initial and subsequent budgets) related thereto.

“Cash Collateral Motion” means the motion filed by the Debtors seeking entry of the Cash Collateral Orders, together with all exhibits thereto and other documents the Debtors file in connection with such motion.

“Cash Collateral Orders” means, collectively, the Interim Cash Collateral Order, the Final Cash Collateral Order, and any other orders entered in the Chapter 11 Cases authorizing the Debtors’ use of cash collateral.

“Causes of Action” means any claims, cross-claims, third-party claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, judgments, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, Law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by Law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Chapter 11 Cases” has the meaning set forth in the preamble hereof.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including, without limitation, Notes Claims and Prepetition LC Facility Claims.

“Company Parties” has the meaning set forth in the preamble hereof.

“Company Parties Advisors” means Kirkland & Ellis LLP, PJT Partners LP, Alvarez & Marsal North America, LLC, Hilco Real Estate, LLC, Munger, Tolles & Olson LLP, Cole Schotz P.C., Province, Inc., and any other special or local advisors providing advice to the Company Parties in connection with the Restructuring Transactions.

“Company Parties Transaction Expenses” means all out-of-pocket fees and expenses of the Company Parties (including the fees and expenses of the Company Parties Advisors accrued since the inception of their respective engagements in accordance with the terms of their applicable engagement letters and/or fee letters, or as otherwise may be agreed, with the Company Parties, and not previously paid by, or on behalf of, the Company Parties) incurred in connection with this Agreement and the Restructuring Transactions.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting AHG Noteholders” has the meaning set forth in the preamble hereof.

“Consenting Stakeholders” has the meaning set forth in the preamble hereof.

“Consenting Stakeholder Transaction Expenses” means all reasonable and documented fees and out-of-pocket expenses of the Cupar Advisors, the Ad Hoc Group Advisors and the SoftBank Advisors (including such fees and expenses accrued since the inception of their respective engagements in accordance with the terms of the applicable engagement letters and/or fee letters, or as otherwise may be agreed, with the Company Parties, and not previously paid by, or on behalf of, the Company Parties) incurred in connection with this Agreement and the Restructuring Transactions.

“Cupar” has the meaning set forth in the preamble hereof.

“Cupar Advisors” means Cooley LLP, as counsel to Cupar, and Piper Sandler & Co., as financial advisor to Cupar, and any other advisors providing advice to Cupar in connection with the Restructuring Transactions and pursuant to an engagement letter approved by the Company Parties in their discretion in consultation with the Required Consenting Stakeholders.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.

“DIP Term Sheet” has the meaning set forth in the recitals hereof.

“DIP TLC Commitment Letter” has the meaning set forth in the recitals hereof.

“DIP TLC Credit Agreement” means the credit agreement with respect to the DIP TLC Facility.

“DIP TLC Documents” means, collectively, the DIP TLC Commitment Letter, the DIP Term Sheet, the DIP TLC Motion, the DIP TLC Orders, and the DIP TLC Credit Agreement, and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, budgets, and other security documents, as amended, supplemented, or otherwise modified from time to time.

“DIP TLC Facility” has the meaning set forth in the recitals hereof.

“DIP TLC Motion” means the motion seeking approval of the DIP TLC Orders.

“DIP TLC Orders” means, collectively, any order(s) approving the DIP TLC Credit Agreement, which may include the Cash Collateral Orders.

“Disclosure Statement” means a disclosure statement, including any exhibits, appendices, related documents, ballots, notices, and procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

“Disclosure Statement Order” means the order(s) of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials.

“Enforcement Action” means any action of any kind to:

(a) declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of any Company Claims/Interests;

(b) recover, or demand cash cover in respect of, all or any part of any Company Claims/Interests (including by exercising any set-off, save as required by Law);

(c) petition for (or take or support any other step which may lead to) any corporate action, legal process (including legal proceedings, execution, distress, and diligence), or other procedure or step being taken in relation to any Company Party entering into Insolvency Proceedings; or

(d) sue, claim, institute, or continue any legal process (including legal proceedings, execution, distress, and diligence and exercise of any enforcement or forfeiture rights under leases) against any Company Party.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Execution Date” has the meaning set forth in the preamble hereof.

“Fiduciary Out” means the board of directors, board of managers, or such similar governing body of any Company Party (or its direct or indirect subsidiaries) determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal.

“Final Cash Collateral Order” means the order entered in the Chapter 11 Cases authorizing, among other things, the Debtors’ use of cash collateral on a final basis.

“Final DIP TLC Order” means the order(s) entered in the Chapter 11 Cases authorizing, among other things, the Debtors’ incurrence of the DIP TLC Facility on a final basis, which may include the Cash Collateral Orders.

“First Day Orders” means the orders of the Bankruptcy Court granting the relief requested in the First Day Pleadings.

“First Day Pleadings” means all of the motions, proposed court orders, and other material documents that the Debtors file upon or around the commencement of the Chapter 11 Cases.

“First Lien Indenture” means that certain First Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023 (as amended by the First Supplemental Indenture, dated as of July 17, 2023, and the Second Supplemental Indenture, dated as of August 25, 2023, and as may be further amended, amended and restated, or otherwise supplemented from time to time), by and among the Issuers, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and as collateral agent.

“Foreign Plan” means any voluntary plan, scheme, arrangement, or similar restructuring plan that is administered or implemented through a Foreign Proceeding.

“Foreign Proceeding” means a “foreign main proceeding” or “foreign nonmain proceeding,” as those terms are defined in section 1502 of the Bankruptcy Code, including any Insolvency Proceeding, to the extent applicable.

“Indentures” means, collectively, the First Lien Indenture, the Second Lien Indenture, the Second Lien Exchangeable Indenture, the Third Lien Indenture and the Third Lien Exchangeable Indenture.

“Initial Consenting AHG Noteholders” means those Consenting AHG Noteholders who execute this Agreement on the Agreement Effective Date.

“Insolvency Proceeding” means any corporate action, legal proceeding, or other procedure or step (including commencing any Foreign Proceeding) taken in any jurisdiction in relation to:

(a) the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, judicial composition, or reorganization (by way of voluntary arrangement, scheme, or otherwise) of any Company Party (or any of its subsidiaries), including under the Bankruptcy Code or any Foreign Proceeding;

(b) a composition, conciliation, compromise, or arrangement with the creditors generally of any Company Party (or any of its subsidiaries) or an assignment by any Company Party (or any of its subsidiaries) of its assets for the benefit of its creditors generally or any Company Party (or any of its subsidiaries) becoming subject to a distribution of its assets;

(c) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, or other similar officer in respect of any Company Party (or any of its subsidiaries) or any of its assets;

(d) the enforcement of any security over any assets of any Company Party (or any of its subsidiaries);

(e) any request for recognition of a Foreign Proceeding such as under chapter 15 of the Bankruptcy Code; or

(f) any procedure or step in any jurisdiction analogous to those set out in paragraphs (a) to (e) above.

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, general or limited partnership interests, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, general or limited partnership interests, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement and including any “equity security” (as such term is defined in section 101(16) of the Bankruptcy Code) in a Company Party).

“Interim Cash Collateral Order” means the order entered in the Chapter 11 Cases authorizing, among other things, the Debtors’ use of cash collateral on an interim basis, in a form agreed to by the Required Consenting Stakeholders.

“Interim DIP TLC Order” means any order of the Bankruptcy Court authorizing the incurrence of the DIP TLC Facility on an interim basis.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“IRS” means the United States Internal Revenue Service.

“Issuers” means WeWork Companies LLC and WW Co-Obligor Inc.

“Joinder Agreement” means a joinder agreement in the form attached hereto as Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Material Adverse Effect” means one or more Events or a series of Events that taken alone or together has a material adverse effect on (i) the Company Parties (taken as a whole), that prevents them from implementing the Restructuring Transactions in a material way, or (ii) the financial condition of the Company Parties, taken as a whole, other than the following:

(a) a breach of any contractual financing arrangement (i) which has been waived or with respect to which the applicable counterparties have agreed to forbear from exercising remedies, in each case with the consent of the Required Consenting Stakeholders, or (ii) which arises as a result of the Restructuring Transactions;

(b) either the failure to meet any projections or estimated revenues or profits or (ii) the occurrence of any costs or expenses in excess of estimated amounts;

(c) any Enforcement Action which has been stayed, suspended, or dismissed;

(d) any litigation or similar action against any Company Party commenced on or after the Agreement Effective Date which arises from or relates to the Restructuring Transactions with respect to the Company Parties’ capital structure and is being defended by a Company Party in good faith and in consultation with the Required Consenting Stakeholders;

(e) the commencement or pendency of any Chapter 11 Case in accordance with this Agreement;

(f) the commencement or pendency of any Insolvency Proceeding, or any Foreign Proceeding, if any, in accordance with this Agreement in connection with any of the Company Parties or their direct or indirect subsidiaries that has been pursued with the consent of the Required Consenting Stakeholders;

(g) the execution, announcement or performance of this Agreement, or other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of WeWork or any other Debtor expressly required or prohibited, as applicable, by this Agreement);

(h) the commencement of any Enforcement Action against any of the Company Parties, or their direct or indirect subsidiaries, by any creditors (including landlords) who are not Consenting Stakeholders;

(i) any matters known or expressly disclosed to any Consenting Stakeholder prior to the date of this Agreement; or

(j) any material changes after the date of this Agreement in applicable Law or GAAP or enforcement thereof.

“Milestones” shall have the meaning set forth in the Restructuring Term Sheet.

“New Corporate Governance Documents” means the documents providing for corporate governance of the Reorganized Company, which may include any form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, shareholders’ agreement, and such other applicable formation, organizational and governance documents (if any) of the Reorganized Company, each of which shall be included in the Plan Supplement, if applicable.

“New LC Facility” means the letter of credit facility to be entered into on the Plan Effective Date.

“New LC Facility Documents” means the agreements and related documents governing the New LC Facility, including new, amended, or amended and restated guarantees and security documents and agreements, other ancillary documents, as applicable, and all opinions, certificates, filings and other deliverables required to satisfy the conditions precedent to the effectiveness of the foregoing documents and agreements.

“New LC Facility Term Sheet” means the term sheet attached hereto as Exhibit F setting forth the material terms of the New LC Facility.

“New LC Lenders” means any lender under the New LC Facility.

“Notes” means the 1L Notes, 2L Notes, and 3L Notes.

“Notes Claims” mean any Claim against a Company Party arising under, derived from, based on, or related to the Notes or Notes Documents, including (but in no way limited to) Claims for all principal amounts outstanding, interest, fees, expenses, costs, guarantees, and other charges arising thereunder or related thereto.

“Notes Documents” means, collectively, the Indentures and all instruments, security agreements, collateral agreements, guaranty agreements, intercreditor agreements, pledges, and other documents with respect to the Notes.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization, including any exhibits and schedules thereto, filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement).

“Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are waived in accordance with the terms of this Agreement and the Plan, and on which the Restructuring Transactions become effective or are consummated.

“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court in accordance with the schedule set forth in the Disclosure Statement and prior to the hearing on confirmation of the Plan, which shall include the Schedule of Retained Causes of Action, the Schedule of Rejected Executory Contracts and Unexpired Leases, the Schedule of Assumed Executory Contracts and Unexpired Leases, New LC Facility Documents, the New Corporate Governance Documents, any Ruling Request, the Restructuring Transactions Exhibit, and any other documents that the Debtors determine to include.

“Prepetition LC Credit Agreement” means, as it may be amended, supplemented, or otherwise modified from time to time, that certain Prepetition LC Credit Agreement, dated as of December 27, 2019, by and among WeWork Companies U.S. LLC, SVF II, SVF II GP (Jersey Limited), and SB Global Advisors Limited, as obligors, the several issuing creditors and letter of credit participants from time to time party thereto, Goldman Sachs International Bank, as senior tranche administrative agent and shared collateral agent, Kroll Agency Services Limited, as junior tranche administrative agent, and the other parties thereto from time to time.

“Prepetition LC Facility Claims” means any Claim against a Company Party arising under, derived from, based on, or related to the Prepetition LC Credit Agreement (including any Prepetition LC Subrogation Claims and Prepetition LC Reimbursement Claims).

“Prepetition LC Facility Documents” means the Prepetition LC Credit Agreement and related documents, including, without limitation, the Prepetition LC Reimbursement Agreement.

“Prepetition LC Reimbursement Agreement” means that certain Reimbursement Agreement, dated as of February 10, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among SVF II, SoftBank Group Corp., and WeWork Companies U.S. LLC.

“Prepetition LC Reimbursement Claims” means all claims arising under the Prepetition LC Reimbursement Agreement.

“Prepetition LC Subrogation Claims” means claims for any and all Applicable Obligations (as defined in the Prepetition LC Credit Agreement) paid by the SVF Obligor (as defined in the Prepetition LC Credit Agreement), including, without limitation, the total amount required pursuant to the terms of the Prepetition LC Credit Agreement for the SVF Obligor to reimburse all drawn amounts under the Senior LC Facility and the Junior LC Facility (as both terms are defined in the Prepetition LC Credit Agreement) and to pay or cash collateralize all outstanding amounts under the Prepetition LC Credit Agreement (including, without limitation, any fees, interest, expenses, and other amounts thereunder).

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable public or private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers some or all Company Claims/Interests (or enter with customers into long and short positions in some or all Company Claims/Interests), in its capacity as a dealer or market maker in some or all Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against or Interests in issuers or borrowers (including debt securities or other debt).

“Reorganized Company” means (a) reorganized WeWork, (b) a new corporation, limited liability company, partnership, or other Entity that may be formed to, or a Company Party that may, among other things, issue the New Interests, or (c) another reorganized Debtor Entity in all cases as on the Plan Effective Date, in accordance with the Plan and Restructuring Term Sheet.

“Reorganized Debtor” means any of the Company Parties (including Reorganized WeWork and any special purpose entities) being reorganized with the consent of the Required Consenting Stakeholders, on and after the Plan Effective Date, in accordance with the Plan and Restructuring Term Sheet.

“Required Consenting AHG Noteholders” means, as of the relevant date, (a) at least two (2) unaffiliated Initial Consenting AHG Noteholders holding at least 50% of the aggregate outstanding principal amount of Notes Claims that are held by the Initial Consenting AHG Noteholders; (b) if there are not at least two (2) unaffiliated Initial Consenting AHG Noteholders holding at least 50% of the aggregate outstanding principal amount of Notes Claims that are held by the Initial Consenting AHG Noteholders, then Initial Consenting AHG Noteholders holding at least 50% of the aggregate outstanding principal amount of Notes Claims that are held by Initial Consenting AHG Noteholders; or (c) if there are no Initial Consenting AHG Noteholders party to this Agreement, Consenting AHG Noteholders holding at least 50% of the aggregate outstanding principal amount of Notes Claims that are held by Consenting AHG Noteholders.

“Required Consenting Stakeholders” means, collectively, the SoftBank Parties and the Required Consenting AHG Noteholders; provided that to the extent any action, event, amendment, or waiver requiring consent or approval of the Required Consenting Stakeholders would materially, adversely and disproportionately affect Cupar, the SoftBank Parties, the Required Consenting AHG Noteholders, and Cupar.

“Restructuring Effective Date” means the occurrence of the Plan Effective Date according to its terms.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Restructuring Transactions” has the meaning set forth in the recitals hereof.

“Restructuring Transactions Exhibit” means the exhibit to the Plan Supplement that will set forth the material components of the transactions that are required to effectuate the Restructuring Transactions contemplated by this Agreement and the Plan, including any “restructuring steps memo,” “tax steps memo” or other document describing steps to be taken and the related tax considerations in connection with the Restructuring Transactions.

“Rules” means Rule 501(a)(1), (2), (3), (7) and (8) of Regulation D under the Securities Act.

“Ruling Request” means a request for one or more private letter rulings from the IRS pertaining to certain U.S. federal income tax matters relating to the Restructuring Transactions or any Alternative Restructuring Proposal, including any supplemental filings made or supplemental rulings requested in connection therewith.

“Sale Order” means an order entered by the Bankruptcy Court approving the sale of some or all of the assets of the Debtors to a purchaser.

“Second Lien Exchangeable Indenture” means that certain Second Lien Exchangeable Senior Secured PIK Notes Indenture, dated as of May 5, 2023 (as may be amended, amended and restated, or otherwise supplemented from time to time), by and among the Issuers, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and as collateral agent.

“Second Lien Indenture” means that certain Second Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023 (as may be amended, amended and restated, or otherwise supplemented from time to time), by and among the Issuers, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and as collateral agent.

“Securities Act” means the Securities Act of 1933, as amended.

“SoftBank Advisors” means Weil Gotshal & Manges LLP, Houlihan Lokey Capital, Inc., Wollmuth Maher & Deutsch LLP, and any other special or local counsel or advisors providing advice to the SoftBank Parties in connection with the Restructuring Transactions.

“SoftBank Parties” has the meaning set forth in the preamble hereof.

“Solicitation Materials” means any materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement, any motion requesting approval of the Disclosure Statement, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

“SVF II” has the meaning set forth in the preamble hereof.

“SVF II Aggregator” has the meaning set forth in the preamble hereof.

“SVF II Holdings” has the meaning set forth in the preamble hereof.

“SVF II WW” has the meaning set forth in the preamble hereof.

“Tax Ruling” means a favorable private letter ruling from the IRS regarding any of the matters set forth in the applicable Ruling Request.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01 through 11.06.

“Third Lien Exchangeable Indentures” means that certain Third Lien Exchangeable Senior Secured PIK Notes Indenture, dated May 5, 2023 (as may be amended, amended and restated, or otherwise supplemented from time to time), by and among the Issuers, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and as collateral agent.

“Third Lien Indenture” means that certain Third Lien Senior Secured PIK Notes Indenture, dated May 5, 2023 (as may be amended, amended and restated, or otherwise supplemented from time to time), by and among the Issuers, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and as collateral agent.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions); provided, however, that any pledge in favor of (a) a bank or broker dealer at which a Consenting Stakeholder maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally or (b) any lender, agent or trustee to secure obligations generally under debt issued by the applicable fund or account, in each case shall not be deemed a “Transfer” for any purposes hereunder so long as such pledge does not result in the inability of the applicable Consenting Stakeholder granting such pledge to vote its Company Claims/Interests to accept the Plan.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Indentures, including any successors thereto.

“United States Trustee” means the Office of the United States Trustee for the district of the Bankruptcy Court.

“Unsecured Notes” means the 7.875% senior notes due 2025 and the 5.00% senior notes due 2025, Series 2, each, issued by the Issuers.

“WeWork” has the meaning set forth in the preamble hereof.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “stockholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company, corporation, or partnership Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not; and

(j) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 13.10 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at the time and date upon which the following conditions are satisfied or waived in accordance with this agreement as follows: (1) with respect to the Company Parties upon satisfaction of Section 2(a), (2) with respect to the Required Consenting AHG Noteholders, upon satisfaction of Section 2(b)(i), (3) with respect to the SoftBank Parties upon the satisfaction of Section 2(b)(ii), and (4) with respect to Cupar, upon the satisfaction of Section 2(b)(iii), or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;

(b) the following Parties shall have executed and delivered (to counsel to the Company Parties) counterpart signature pages of this Agreement:

(i) holders or beneficial owners of at least: (x) 95% of the aggregate outstanding principal amount of 1L Series 1 Notes and (y) 93% of the aggregate outstanding principal amount of 2L Secured Notes;

(ii) the SoftBank Parties, in their capacity as the holder of (A) 100% of the aggregate outstanding principal amount of the 1L Series 2 Notes, 2L Exchangeable Notes, and 3L Exchangeable Notes, and (B) 46,597,499 shares of Interests in WeWork; and

(iii) Cupar, in its capacity as the holder or beneficial owner of 100% of the aggregate outstanding principal amount of the 1L Series 3 Notes;

(c) all Consenting Stakeholder Transaction Expenses for which an invoice was delivered to any Company Party or counsel thereto at least one (1) day prior to the Agreement Effective Date shall have been paid; and

(d) counsel to the Company Parties shall have given notice to counsel for each of the SoftBank Parties, Consenting AHG Noteholders, and Cupar in the manner set forth in Section 13.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2(a) have occurred.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include this Agreement and all other agreements, instruments, pleadings, orders, forms, questionnaires, and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including each of the following:

(a) the New LC Facility Documents;

(b) the New Corporate Governance Documents;

(c) any documents in connection with any First Day Pleadings or “second day” pleadings and all orders sought pursuant thereto (including the First Day Pleadings) and First Day Orders;

(d) the Plan;

(e) the Confirmation Order and any pleadings filed by the Debtors in support of entry thereof;

(f) the Disclosure Statement and Solicitation Materials (including any motion seeking either approval of the Disclosure Statement or combined or conditional approval of the Disclosure Statement and/or Plan);

(g) the Disclosure Statement Order;

(h) the Cash Collateral Documents;

(i) the DIP TLC Documents;

(j) any “key employee” retention or incentive plan and any motion or order related thereto;

(k) the Restructuring Transactions Exhibit and Ruling Request, if any;

(l) the Plan Supplement;

(m) any material agreements, settlements, motions, pleadings, briefs, applications, orders and other filings with the Bankruptcy Court with respect to the rejection, assumption and/or assumption and assignment of executory contracts and/or unexpired leases;

(n) if applicable, any Sale Order and any other motions, proposed orders, and definitive documentation, including any purchase agreement or procedures, related to the sale of all or substantially all of the assets of the Company Parties taken as a whole;

(k) any other material (with materiality determined in the reasonable discretion of the Company Parties with the consent of counsel to the Consenting Stakeholders, such consent not to be unreasonably withheld) agreements, settlements, applications, motions, pleadings, briefs, orders, and other filings with the Bankruptcy Court (including any documentation related to any equity or debt investment or offering with respect to any Company Party) that may be reasonably necessary or advisable to implement the Restructuring Transactions;

(l) any pleadings that impose or seek authority to impose sell-down orders or restrictions on the ability of the Consenting Stakeholders or other parties to trade any of the Company Parties’ securities;

(o) if any Insolvency Proceeding other than the Chapter 11 Cases is commenced:

(i) a certified copy of the decision commencing such Insolvency Proceeding, or any analogous procedure under applicable law;

(ii) where applicable, an order of the relevant court in which each Insolvency Proceeding has been filed, giving orders for directions with respect to, among other things (if applicable), the convening of creditor and/or member meetings to vote on the relevant Foreign Plan;

(iii) any Foreign Plan;

(iv) where applicable, an order of the relevant court in which each Insolvency Proceeding has been filed sanctioning the relevant Foreign Plan;

(v) any other material document, deed, agreement, filing, notification, letter, or instrument necessary or desirable entered into by a Company Party or Consenting Stakeholder in connection with the relevant Foreign Plan or Insolvency Proceeding and referred to in the explanatory statement described in paragraph (r)(i) above (including, for the avoidance of doubt, documents described in the explanatory statement relevant to any Insolvency Proceeding);

provided that notwithstanding the foregoing, any monthly or quarterly operating reports, retention applications, fee applications, fee statements, and declarations in support thereof or related thereto shall not constitute Definitive Documents.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, settlement, filing, notification, letter or instrument related to the Restructuring Transactions, including any modifications, amendments, or supplements thereto, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, and be subject to the applicable consent rights of the SoftBank Parties and the Required Consenting AHG Noteholders, individually or together, set forth herein, as they may be modified, amended, or supplemented in accordance with Section 12. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall be at all times in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders; provided, that the Cash Collateral Documents, DIP TLC Documents, Plan, the Plan Supplement (including the New Corporate Governance Documents), the Restructuring Transaction Exhibit, the Ruling Request (if any), the Confirmation Order, and the New LC Facility Documents shall at all times be acceptable in all respects to the Required Consenting Stakeholders.

Section 4. Commitments of the Consenting Stakeholders.

4.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, but subject to the terms and conditions of this Agreement, each Consenting Stakeholder agrees severally, and not jointly, in respect of all of its Company Claims/Interests, to:

(i) support and consent to the Restructuring Transactions and vote and exercise any powers or rights available to it (provided, that such powers or rights are necessary to achieve the support and consent of such Consenting Stakeholders), subject to terms hereof (including in any board, shareholders’, stockholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably necessary to implement the Restructuring Transactions, in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement and the Definitive Documents, as applicable;

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties, or their direct or indirect subsidiaries, in obtaining additional support for the Restructuring Transactions from the Company Parties’ (or their direct or indirect subsidiaries) other stakeholders;

(iii) use commercially reasonable efforts to give any reasonable notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions; and

(iv) negotiate in good faith and use commercially reasonable efforts to execute (where applicable) and implement the Definitive Documents—and any other agreements required to effectuate and consummate the Restructuring Transactions—that are consistent with this Agreement.

(b) During the Agreement Effective Period, each Consenting Stakeholder agrees severally, and not jointly, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly (including directing or encouraging any person or entity to):

(i) object to, delay, impede, or take any other action that would reasonably be expected to materially interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv) initiate, or have initiated on its behalf, any litigation or proceeding that is materially inconsistent with this Agreement or the Restructuring Transactions contemplated herein against the Company Parties or the other Parties (it being understood, for the avoidance of doubt, that any litigation or proceeding to enforce this Agreement or any Definitive Document or that is otherwise permitted under this Agreement shall not be construed to be inconsistent with this Agreement or the Restructuring Transactions);

(v) (A) take (directly or indirectly) any Enforcement Actions, including (x) sue, claim, institute or continue any legal process in the exercise of rights and remedies on account of, (y) seek recovery or demand cash cover in respect of (including by exercising any set-off save as required by law), or (z) petition for or support any corporate action, legal process or other proceeding in connection with any Insolvency Proceeding of any Company Party in connection with, all or any part of any Company Claims/Interests; (B) direct or encourage any person to take any action described in the preceding clause (A); or (C) vote or direct any proxy appointed by it to vote in favor of any such action described in the preceding clause (A), in each case except as contemplated by this Agreement or the Definitive Documents or as otherwise agreed in writing to be necessary or desirable for the implementation of the Restructuring Transactions by the Company Parties and the Required Consenting Stakeholders; and

(vi) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code, other than as permitted by this Agreement.

4.02. Commitments with Respect to Insolvency Proceedings Other Than the Chapter 11 Cases. During the Agreement Effective Period, each Consenting Stakeholder agrees severally, and not jointly, in respect of each of its Company Claims/Interests pursuant to this Agreement:

(a) to use commercially reasonable efforts to (i) take all necessary steps, and (ii) execute all necessary documents, to the extent practicable and subject to terms hereof, to provide any requisite consents, or authorize or direct a vote on such Consenting Stakeholder’s behalf in favor of any plan of reorganization, scheme of arrangement, insolvency plan, or similar plan, proposed by a Company Party and contemplated by this Agreement, in respect of each of such Consenting Stakeholder’s Company Claims/Interests against the Company Party that is subject to that Insolvency Proceeding pursuant to this Agreement;

(b) to use commercially reasonable efforts to oppose any party or person from objecting to, delaying, impeding, or taking any other action to interfere with any motion or other pleading or document filed by a Company Party in any legal forum (including the Bankruptcy Court) that is consistent with this Agreement;

(c) without limiting the binding nature of any plan, scheme, arrangement or the like under any Insolvency Proceeding, to comply in all material respects with the terms of each Insolvency Proceeding and related Foreign Plans that it is subject to and to take all commercially reasonable actions and steps (including executing any document) to give effect to the terms of each Foreign Plan and any Insolvency Proceedings that it is subject to;

(d) to the extent a class of Company Claims/Interests is permitted to vote to accept or reject the Foreign Plans, to attend (in person or by proxy) any relevant meeting (as appropriate and upon reasonable notice) and vote (or cause the relevant person to vote, to the extent it is legally entitled to cause that person to vote) each of its Company Claims/Interests, in favor of any matter necessary to facilitate, implement and/or consummate the relevant Foreign Plan on terms consistent with the Restructuring Term Sheet, including promptly instructing any relevant Agent/Trustee to take any step to facilitate, implement, and/or consummate the relevant Foreign Plan and to vote with respect to any amendment or modification to the relevant Foreign Plan or adjournment to a meeting in each case to the extent as contemplated by or which is required in accordance with the Restructuring Term Sheet;

(e) to not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote referred to in clause (c) above; provided, that each Consenting Stakeholder may change or withdraw its vote if the Termination Date occurs as to such Consenting Stakeholder (other than as a result of the occurrence of the Plan Effective Date); and

(f) to otherwise consent to, support, and take all commercially reasonable actions necessary or reasonably requested by WeWork or the relevant Company Party to give effect to the Foreign Plan and/or any Insolvency Proceedings, in each case to the extent not inconsistent with this Agreement or any Definitive Document.

4.03. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, but subject to the terms and conditions of this Agreement, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees severally, and not jointly, that it shall, subject to such Consenting Stakeholder’s receipt of the Solicitation Materials, whether before or after the commencement of the Chapter 11 Cases:

(i) vote on a timely basis each of its Company Claims/Interests set forth on its signature page to this Agreement, any Transfer Agreement, or any Joinder Agreement to accept the Plan by delivering its duly executed and completed ballot accepting the Plan following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot and prior to the deadline for such delivery;

(ii) to the extent it is permitted to elect whether to opt out of (or opt in to) the releases set forth in the Plan, elect not to opt out of (or elect to opt in to) the releases set forth in the Plan by delivering its duly executed and completed ballot(s) indicating such election prior to the deadline for such delivery, provided, that such Plan releases are materially consistent with those set forth in the Restructuring Term Sheet; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided, that each Consenting Stakeholder may change or withdraw its vote if the Termination Date occurs as to such Consenting Stakeholder.

4.04. Commitments with Respect to Ruling Requests. The Company Parties, with the prior written consent of the Required Consenting Stakeholders, shall have the right to seek one or more Tax Rulings and to submit a Ruling Request related thereto. In connection with each Ruling Request submitted in accordance with this Section 4.04, each Consenting Stakeholder shall (and shall cause each of its Affiliates to) reasonably cooperate with the Company Parties, as applicable, in connection therewith.

Section 5. Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement and neither a vote to accept the Plan by a Consenting Stakeholder nor the acceptance of the Plan by any Consenting Stakeholder shall:

(a) be construed to prohibit or limit any Consenting Stakeholder from taking or directing any action relating to maintenance, protection, or preservation of any collateral provided that such action is not materially inconsistent with this Agreement and does not hinder, delay, or prevent consummation of the Plan and the Restructuring Transactions;

(b) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) or any Insolvency Proceeding;

(c) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement or the Definitive Documents in connection with the Restructuring Transactions;

(d) be construed to prohibit or limit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated concerning any matter arising in the Chapter 11 Cases or any Insolvency Proceeding, so long as, during the Agreement Effective Period, the exercise of such right is not inconsistent with this Agreement or any Definitive Document, or such Consenting Stakeholder’s obligations hereunder;

(e) be construed to prohibit any Consenting Stakeholder from enforcing this Agreement or any Definitive Document, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or exercising its rights or remedies reserved herein or in the Definitive Documents;

(f) prevent any Consenting Stakeholder from taking any action which is required by applicable Law;

(g) require any Consenting Stakeholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege or work-product doctrine;

(h) require any Consenting Stakeholder to incur any material financial or other material liability other than as expressly described in this Agreement or any Definitive Document;

(i) obligate a Consenting Stakeholder to deliver a vote to support the Plan or prohibit a Consenting Stakeholder from withdrawing such vote, in each case from and after the Termination Date (other than as a result of (i) the occurrence of the Plan Effective Date or (ii) such Consenting Stakeholder’s material breach of this Agreement); provided, that upon the withdrawal of any such vote on or after the Termination Date (other than as a result of the occurrence of the Plan Effective Date), such vote shall be deemed void ab initio and such Consenting Stakeholder shall have the opportunity to change its vote;

(j) require any Consenting Stakeholder, or the board of directors, board of managers, or similar governing body of such Consenting Stakeholder, after consulting with counsel, to take any action or to refrain from taking any action to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section (j) shall not be deemed to constitute a breach of this Agreement;

(k) prevent any Consenting Stakeholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like;

(l) prevent any Consenting Stakeholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, or priority of its Company Claims/Interests (including, without limitation, the filing of a proof of claim against any Company Party);

(m) be construed to prohibit any Consenting Stakeholder from taking any action that is not materially inconsistent with this Agreement;

(n) be construed to limit consent and approval rights provided in this Agreement (including the Restructuring Term Sheet) and the Definitive Documents;

(o) limit the ability of any Consenting Stakeholder to assert any rights, claims, and/or defenses arising under the Notes, the Prepetition LC Facility Documents, or any related documents or agreements so long as the positions advocated in connection therewith are not inconsistent with this Agreement or any other Definitive Document;

(p) limit the ability of any Consenting Stakeholder to defend against or assert any rights, claims, and/or defenses with respect to any Cause of Action threatened or commenced against any Consenting Stakeholder by any third party; or

(q) except as expressly provided in this Agreement, the Restructuring Transactions, any nondisclosure agreement, and the Definitive Documents, limit the ability of any Consenting Stakeholder to purchase, sell, exchange, or enter into any other transactions regarding the Company Claims/Interests.

Section 6. Commitments of the Company Parties.

6.01. Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, during the Agreement Effective Period, subject to the terms and conditions of this Agreement, the Company Parties agree to:

(a) support the Restructuring Transactions, act in good faith, take all actions, to the extent practicable and subject to the terms hereof, reasonably necessary to implement and consummate the Restructuring Transactions (including facilitating solicitation of the Plan) in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement and the Definitive Documents, as applicable;

(b) comply with each Milestone;

(c) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner reasonably acceptable to the Required Consenting Stakeholders, and/or timely filing a formal objection to any motion, application or proceeding (i) seeking relief that is inconsistent with this Agreement in any material respect, or would (or would reasonably be expected to) frustrate the purposes of this Agreement, (ii) seeking the entry of an order modifying or terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization, (iii) challenging the amount, validity, allowance, character, enforceability or priority of any Company Claims/Interests of any of the Consenting Stakeholders, (iv) challenging the validity, enforceability or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Stakeholders, (v) seeking standing to pursue claims or Causes of Action of the Company Parties against any Consenting Stakeholder, (vi) objecting to or seeking to interfere with the Cash Collateral Motion or Cash Collateral Orders, or (vii) objecting to or seeking to interfere with the DIP TLC Motion or DIP TLC Orders;

(d) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent and consult with the Consenting Stakeholders regarding the status and the material terms of any negotiations with any such stakeholders;

(e) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(f) negotiate in good faith and use commercially reasonable efforts to execute and deliver and perform its obligations under the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(g) operate the business of each of the Debtors in the ordinary course (other than changes in the operations resulting from or relating to the Restructuring Transactions or the filing of the Chapter 11 Cases or any other Insolvency Proceedings) and in accordance with their business judgment and in a manner that is materially consistent with this Agreement and the business plan of the Debtors;

(h) provide the following reporting to each of (1) the advisors to the Consenting Stakeholders and (2) the Consenting Stakeholders (subject, in the case of (2), to acceptable non-disclosure agreements where applicable and consistent with past practice among the Parties) with the following reporting:

(i) weekly update calls with respect to:

a.	the business plan;

b.

lease negotiation status and strategy, including any leases to be added to pleadings to assume or reject leases, which shall include an overview of leases to be assumed or rejected and a reasonable opportunity for Required Consenting Stakeholders to provide input on such strategy, assumptions, negotiations and rejections, both in the U.S. and in all other jurisdictions in which the Company Parties and their direct and indirect subsidiaries operate;

c.	weekly updates on the status and progress of the negotiations of the Definitive Documents;

d.

the status of obtaining any necessary or desirable authorizations (including any consents) with respect to the Restructuring Transactions from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body, or any stock exchange;

(ii) budgets related to the Cash Collateral Orders in accordance with the reporting requirements set forth therein;

(iii) provide timely and reasonable responses (written responses to the extent reasonably requested) to all reasonable diligence requests;

(i) provide reporting, including, without limitation, with advisors to the Consenting Stakeholders and the Consenting Stakeholders, quarterly update calls regarding the Company Parties’ operations, performance, and financial conditions;

(j) inform the applicable counsel to the Consenting Stakeholders as soon as reasonably practicable, but no later than two (2) Business Days, after obtaining actual knowledge thereof: (i) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or would result in the termination of, this Agreement; (ii) any matter or circumstance which they know to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of the Company Parties (and their direct and indirect subsidiaries) unless such notice is disclosed on the docket maintained in the Chapter 11 Cases within two (2) Business Days after obtaining actual knowledge thereof; (iv) a breach of this Agreement (including a breach by the Company Parties); (v) any representation or statement made or deemed to be made by the Company Parties under this Agreement which is or provides to have been materially incorrect or misleading in any respect when deemed to have been made; (vi) the initiation, institution or commencement of any material lawsuit, action or other proceeding by any person or entity (A) involving the Company Parties or any of their respective current or former officers, employees, managers, directors, members or equity holders (in their capacities as such) unless such notice is disclosed on the docket maintained in the Chapter 11 Cases within two (2) Business Days after obtaining actual knowledge thereof or (B) challenging the validity of the Restructuring Transactions or seeking to enjoin, restrain or prohibit this Agreement or the consummation of the Restructuring Transactions unless such notice is disclosed on the docket maintained in the Chapter 11 Cases within two (2) Business Days after obtaining actual knowledge thereof, (vii) the happening or existence of any fact, event or circumstance that shall have made any of the conditions precedent to any Company Party’s obligations set forth in (or to be set forth in) any of the Definitive Documents incapable of being satisfied, and (viii) the receipt of notice from any person or entity alleging that the consent of such person or entity is or may be required under any contract, agreement, permit, Law or otherwise in connection with the consummation of any part of the Restructuring Transactions, unless such notice is disclosed on the docket maintained in the Chapter 11 Cases within two (2) Business Days after obtaining actual knowledge thereof; provided, that in respect of their obligations to provide reporting and information pursuant to Sections 6.01(h)(i), 6.01(h)(iii), and 6.01(i), the Company Parties will procure that, where the relevant leases are held by, or the diligence requests are in respect of information relating to, any of their direct and indirect subsidiaries (wherever located and whether wholly or jointly owned) which are not Company Parties, such subsidiaries will assist in providing such information to the Company Parties or, if requested by the Consenting Stakeholders, directly to the Consenting Stakeholders and their advisors;

(k) maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(l) provide to counsel to the Consenting Stakeholders drafts of all Definitive Documents and declarations related thereto (other than declarations in support of, or related to, retention applications, fee applications, or fee statements) that the Company Parties intend to file with the Bankruptcy Court, and drafts of all material court filings and documents relating to any insolvency proceedings (including, for the avoidance of doubt, any Insolvency Proceedings relating to the direct and indirect subsidiaries (wherever located and whether wholly or jointly owned) of the Company Parties) no less than two (2) Business Days prior to such filing, or if exigencies make such delivery impossible, as soon as reasonably practicable prior to such filing;

(m) timely file a formal written reply to any objection filed with the Bankruptcy Court by any person with respect to any of the Definitive Documents;

(n) timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that is inconsistent with this Agreement in any material respect or would reasonably be expected to frustrate the purposes of this Agreement, including by preventing consummation of the Restructuring Transactions;

(o) timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(p) take all actions reasonably necessary and proper to prosecute and defend any appeals of the Confirmation Order;

(q) negotiate in good faith upon reasonable request of any other Party any modifications to the Restructuring Transactions that would improve the tax efficiency of the Restructuring Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring Transactions, in each case to the extent such modifications can be implemented without adverse effect on such Company Party;

(r) promptly pay the Consenting Stakeholder Transaction Expenses as and when due in full in cash; provided, that on and after the Plan Effective Date, so long as this Agreement has not been terminated prior to the Plan Effective Date as to all Parties, the Company Parties shall pay the Consenting Stakeholder Transaction Expenses as and when due without any requirement for Bankruptcy Court review or further Bankruptcy Court order;

(s) use best efforts to (i) prevent counterparties of non-residential real property leases from applying, setting off, recouping, or otherwise drawing on the relevant letters of credit and (ii) oppose any and all requests and/or motions made by such counterparties to, apply, set off, recoup, or otherwise draw on such letters of credit; and

(t) make such senior management and other representatives of Company Parties and their direct and indirect subsidiaries (wherever located and whether wholly or jointly owned) as the Consenting AHG Noteholders, the SoftBank Parties or Cupar may reasonably request, available to assist in all matters in relation to implementation or consummation of the Restructuring Transaction at such times as the Consenting AHG Noteholders or the SoftBank Parties may reasonably request; provided, that such requesting parties will use commercially reasonable efforts to coordinate such requests to avoid duplication.

6.02. Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action that would reasonably be expected to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement;

(c) seek to amend or modify the Definitive Documents, in whole or in part, in a manner that is inconsistent with this Agreement;

(d) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(e) (i) consummate or enter into a definitive agreement evidencing, or file one or more motion or application seeking authority to consummate or enter into, any merger, consolidation, disposition of material assets, acquisition or sale of material assets, or similar transaction, (ii) make any material investments, (iii) pay any dividend, or (iv) incur any indebtedness for borrowed money, in each case (x) outside the ordinary course of business, (y) in excess of $2,000,000 in the aggregate, or (z) other than as contemplated by this Agreement and the Restructuring Transactions, unless the Required Consenting Stakeholders have provided prior written consent;

(f) amend, terminate or modify any agreement, document, instrument, indenture or other writing evidencing any indebtedness or prepay, repay, redeem, defease, purchase, acquire, terminate, or discharge any such indebtedness without the consent of the Required Consenting Stakeholders;

(g) seek the application of the equitable doctrine of marshaling, section 506(c) of the Bankruptcy Code or section 552(b) of the Bankruptcy Code with respect to any of the Prepetition LC Facility Claims or the 1L Notes or 2L Notes;

(h) make, modify, or amend (other than in the ordinary course of business, as required by law or as permitted, required or contemplated as part of the Restructuring Transactions or in the Definitive Documents) a material tax election, including a tax classification election (or any deemed tax classification election through an amendment of a Company Party’s organizational documents or the conversion of a Company Party to a different entity classification for U.S. federal income tax purposes), without the written consent of the Required Consenting Stakeholders, not to be unreasonably withheld, conditioned or delayed;

(i) (i) seek discovery in connection with, or prepare or commence an avoidance action or other legal proceeding that challenges, (A) the amount, validity, allowance, character, enforceability or priority of any Company Claims/Interests of any of the Consenting Stakeholders or (B) the validity, enforceability or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Stakeholders or (ii) support any third party in connection with any of the acts described in clause (i) of this paragraph;

(j) commence, support, or join any litigation or adversary proceedings against any Consenting Stakeholder;

(k) incur any liens or security interest, or encumbrance other than: (i) those existing immediately prior to the date hereof, (ii) those permitted pursuant to the DIP TLC Facility, or (iii) those granted under or permitted by the DIP TLC Orders and Cash Collateral Orders;

(l) make any payment in satisfaction of any existing funded indebtedness other than as contemplated by the Restructuring Transactions and outside the ordinary course of business;

(m) cause any Company Party that is a Debtor to pay any tax on behalf of any Company Party that is not a Debtor (or to transfer any amount to such non-Debtor Company party to pay such tax) in excess of $1,000,000 without the prior written consent of the Required Consenting Stakeholders (not to be unreasonably withheld, conditioned or delayed); or

(n) except as contemplated by this Agreement, the Plan, or pursuant to the Restructuring Transactions, issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its Interests, including capital stock or limited liability company interests.

Section 7. Additional Provisions Regarding Company Parties’ Commitments.

7.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement; provided, it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 11.06 hereof.

7.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) consider, respond to, and facilitate any unsolicited Alternative Restructuring Proposals received by the Company Party; (b) provide access to non-public information concerning any Company Party to any Entity and enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions. If any company Party receives an Alternative Restructuring Proposal, then such Company Party shall, within three (3) Business Days of receiving such proposal, (i) provide to the Consenting Stakeholders and their counsel with all documentation received in connection with such Alternative Restructuring Proposal (or, if such proposal was not made in writing, a reasonably detailed summary of such Alternative Restructuring Proposal), including the identity of the person or group of persons involved and reasonable updates as to the status and progress of such Alternative Restructuring Proposal, and (ii) respond promptly to reasonable information requests and questions from counsel to the Consenting Stakeholders relating to such Alternative Restructuring Proposal.

7.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8. Transfer of Company Claims/Interests and Securities.

8.01. During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated Entity, including any Entity in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder;

(b) either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Consenting Stakeholders, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties and counsel to the Consenting Stakeholders as soon as reasonably practicable, but in no case later than by close of business three (3) Business Days following such Transfer; and

(c) such Transfer does not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of tax attributes.

8.02. Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03. Except as set forth in Section 8, this Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders), (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Consenting Stakeholders within five (5) Business Days of such acquisition, (c) any such acquisition shall be subject to the provisions of Section 8.07 and (d) any such acquisition shall not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of tax attributes.

8.04. This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05. Notwithstanding Section 8.01, any Consenting Stakeholder may Transfer any Company Claim/Interest to a Qualified Marketmaker and a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests, in each case, solely to the extent that (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an Entity that is not an affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 8.01; and (iii) the Transfer otherwise is a permitted Transfer under Section 8.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

8.06. Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

8.07. From the Agreement Effective Date until the Termination Date, and except as described in the Restructuring Term Sheet and the Definitive Documents: (a) neither the SoftBank Parties nor Cupar shall (i) claim any worthless stock deduction for U.S. federal income tax purposes with respect to the Interests of WeWork for any tax period ending prior to the Plan Effective Date, (ii) acquire or pledge, encumber, assign, sell, or otherwise Transfer, offer, or contract to pledge, encumber, assign, sell, or otherwise Transfer, in whole or in part, directly or indirectly (including, for the avoidance of doubt, constructively owned Interests based on the application of Section 382(l)(3) of the Internal Revenue Code), any portion of its right, title, or interests in any of its Interests, or any other interest treated as equity for U.S. federal income tax purposes, to the extent such acquisition or Transfer (including any such pledge, encumbrance, assignment, sale, or other transaction or event) could result in an “ownership change” of any Company Party for purposes of Section 382 of the Internal Revenue Code, or (iii) acquire any outstanding indebtedness of any Company Party to the extent such acquisition would reasonably be expected to result in the application of Section 108(e)(4) of the Internal Revenue Code; (b) for purposes of the Plan, the Consenting AHG Noteholders shall not be treated as a single “entity” as defined under Treasury Regulations Section 1.382-3(a)(1) solely as a result of its members’ formulation of or participation in the Restructuring Transactions or the Transactions (as defined in the Transaction Support Agreement dated as of March 17, 2023, as modified, if applicable, to reflect the transactions that were actually implemented on or prior to May 5, 2023), and (c) except as provided in clause (a) of this Section 8.07, no Consenting Stakeholder (other than a Consenting AHG Noteholder) shall acquire (including pursuant to an exchange (or deemed exchange) of We Company Partnership units (together with the corresponding number of shares of WeWork Inc. Class C common stock)) any Interest that could cause such Consenting Stakeholder to become a “5% shareholder” (as such term is defined in Section 382(k)(7) of the Internal Revenue Code) of WeWork, taking into account any Interest to be received in the Restructuring Transactions; provided, however, that, (1) with respect to clause (a)(ii) and clause (c) of this Section 8.07, the Company Parties shall evaluate in good faith any proposed acquisition or Transfer that would otherwise violate the provisions of this Section 8.07 and, if the Company Parties determine (in their sole discretion) that such proposed acquisition or Transfer would not result in an “ownership change” of any Company Party under Section 382 of the Internal Revenue Code when viewed in the aggregate with any other proposed acquisitions or Transfers such acquisition or Transfer shall be permitted upon written notice by the Company Parties, and (2) with respect to clause (a)(iii) of this Section 8.07, the Company Parties shall evaluate in good faith any proposed acquisition of outstanding indebtedness that would otherwise violate the provisions of this Section 8.07 and, if the Company Parties determine (in their sole discretion) that such acquisition would not result in the application of Section 108(e)(4) of the Internal Revenue Code, such acquisition or Transfer shall be permitted upon written notice by the Company Parties; provided, further, that prior to any Company Party giving consent to any acquisition or Transfer pursuant to the foregoing proviso, such acquisition or Transfer shall be subject to the written consent, not to be unreasonably withheld, conditioned or delayed, of the Required Consenting Stakeholders.

8.08. After the date hereof, the Parties agree to use good faith efforts and to reasonably cooperate in order to determine (i) the potential availability of Section 382(l)(5) of the Internal Revenue Code taking into account the commercial provisions of the Restructuring Transactions and the legal and tax structure of the Debtors, and (ii) whether to further pursue an arrangement that would permit the application of Section 382(l)(5) of the Internal Revenue Code to the Restructuring Transactions, as quickly as reasonably practicable; provided that, for the avoidance of doubt, each Party shall be entitled to determine, in its sole discretion, whether to support pursuing such arrangement. The Required Consenting Stakeholders shall, in any event, make any such determination no later than 30 days after the date hereof or such later date as may be agreed by the Required Consenting Stakeholders (in each Required Consenting Stakeholder’s sole discretion) (the “Determination Date”) and shall notify the Debtors of such decision in writing. Prior to the Determination Date, the SoftBank Parties and Cupar shall use commercially reasonable efforts to avoid taking any action that could reasonably be expected to limit the applicability of Section 382(l)(5) of the Internal Revenue Code to the Restructuring Transactions.

Section 9. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Restructuring Effective Date:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement, a Joinder Agreement, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8); provided, that the foregoing does not apply to a determination of ownership for tax purposes;

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests reflected in such Consenting Stakeholder’s signature page to this Agreement, a Joinder Agreement, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8) as contemplated by this Agreement subject to applicable Law; and

(e) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 10. Mutual Representations, Warranties, and Covenants. Each of the Parties severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement and as of the Restructuring Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization (to the extent such concept exists in such jurisdiction), and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as (i) expressly provided in this Agreement, the Restructuring Term Sheet, the Plan, and the Bankruptcy Code, or any approval required in connection with any Insolvency Proceeding, or (ii) as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws, no material registration or filing with, consent or approval, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body is required in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions (including the Restructuring Transactions) contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e) such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement; and

(f) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 11. Termination Events.

11.01. Consenting Stakeholder Termination Events. This Agreement may be terminated, in each case, with respect to (i) the Consenting AHG Noteholders, by the Required Consenting AHG Noteholders, (ii) the SoftBank Parties, by the SoftBank Parties, and (iii) Cupar, by Cupar, (a) solely to the extent that such event materially, adversely and disproportionately affects Cupar, and (b) who may only terminate this Agreement as to itself, by the delivery to the Company Parties of a written notice to all other Parties in accordance with Section 13.10 hereof upon the occurrence of any of the following events, unless waived, in writing, by the terminating Consenting Stakeholders on a prospective or retroactive basis:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, undertakings, commitments, or covenants of the Company Parties set forth in this Agreement that remains uncured for five (5) Business Days after such terminating Consenting Stakeholder transmits a written notice to the Company Parties in accordance with Section 13.10 hereof detailing any such breach;

(b) solely as to the Consenting AHG Noteholders, the breach in any material respect by any of the SoftBank Parties, and solely as to the SoftBank Parties, the breach in any material respect by the Consenting AHG Noteholders, in each case of any of the representations, warranties, undertakings, commitments, or covenants of the SoftBank Parties or, the Consenting AHG Noteholders, as applicable, set forth in this Agreement that remains uncured for ten (10) Business Days after such terminating Consenting Stakeholder transmits a written notice in accordance with Section 13.10 hereof detailing any such breach; provided, neither a Consenting AHG Noteholder nor a SoftBank Party shall have the right to terminate this Agreement: (i) if such terminating Consenting Stakeholder is also in material breach of any of the representations, warranties, or covenants of such terminating Consenting Stakeholder set forth in this Agreement; or (ii) upon the breach in any material respect by one or more of the Consenting AHG Noteholders of any of the representations, warranties, undertakings, commitments, or covenants, the non-breaching Consenting Noteholders still hold more than two-thirds 66.7% of the aggregate outstanding principal amount of 1L Series 1 Notes;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Consenting Stakeholder transmits a written notice to the Company Parties in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d) any Company Party exercises a Fiduciary Out;

(e) (i) the Bankruptcy Court enters the Confirmation Order in a form not acceptable to the Required Consenting Stakeholders, (ii) the Bankruptcy Court enters an order denying confirmation of the Plan, or (iii) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to the Required Consenting Stakeholders within five (5) Business Days of such reversal or vacation;

(f) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code, a trustee, or a responsible officer, in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing the Chapter 11 Cases, or (iv) rejecting this Agreement;

(g) the failure by a Company Party to comply with any of the Milestones unless such Milestone is extended by written consent of the Company Parties and the Required Consenting Stakeholders in accordance with this Agreement;

(h) the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement, the Definitive Documents, or the Restructuring Transactions, and such inconsistent relief is not dismissed, vacated, or modified to be consistent with this Agreement and the Restructuring Transactions within five (5) Business Days following written notice thereof to the Company Parties by such terminating Consenting Stakeholder;

(i) (1) the occurrence of a “Termination Event” under the Cash Collateral Orders that has not been waived or timely cured in accordance therewith; (2) any Cash Collateral Order is entered in form and substance not acceptable to the Required Consenting Stakeholders, and (3) any Cash Collateral Order is reversed, stayed, dismissed, vacated, reconsidered, or modified or amended in a manner that is not approved by Required Consenting Stakeholders;

(j) (i) the occurrence of a “Termination Event” under the DIP TLC Orders that has not been waived or timely cured in accordance therewith; (ii) any DIP TLC Order is entered in a form not acceptable to the Required Consenting Stakeholders, or (iii) any DIP TLC Order is reversed, stayed, dismissed, vacated, reconsidered, modified or amended in a manner that is not approved by Required Consenting Stakeholders;

(k) the Bankruptcy Court enters an order (or the Company Parties seek an order) invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Company Claims/Interests of the Consenting Stakeholders, the liens securing the company Claims/Interests of the Consenting Stakeholders, or the adequate protection liens granted in any Cash Collateral Order or DIP LC Orders, or any official committee or other person obtains standing to pursue any Challenge (as defined in the Cash Collateral Orders);

(l) any of the Company Parties consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividends, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions or (ii) with the prior consent of the Required Consenting Stakeholders

(m) any of the Company Parties enters into a material executory contract, lease, any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, in each case, outside of the ordinary course of business, in each case other than with the prior consent of the Required Consenting Stakeholders;

(n) the filing by any Company Party of any Definitive Document, motion, or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company Parties are provided with such notice, such order is not stayed, reversed, or vacated) within five (5) Business Days following written notice thereof to the Company Parties by the Required Consenting Stakeholders;

(o) the Bankruptcy Court grants relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure or other remedy against any asset with a value in excess of $10,000,000 or to permit other actions that would have a material adverse effect on the company Parties without the written consent of the Required Consenting Stakeholders;

(p) the Company Parties lose the exclusive right to file and solicit acceptances of a chapter 11 plan;

(q) the failure of the Company Parties to promptly pay Consenting Stakeholder Transaction Expenses as and when due;

(r) any Company Party withdraws or revokes the Plan or files, proposes or otherwise supports any (i) Alternative Restructuring Proposal, including making any statements indicating intent to pursue any Alternative Restructuring Proposal, or (ii) amendment or modification to the Definitive Documents containing any terms that are materially inconsistent with the implementation of, and the terms of this Agreement without the prior written consent of the Required Consenting Stakeholders which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Stakeholder transmits a written notice in accordance with Section 13.10 detailing any such breach;

(s) any Company Party enters into a definitive agreement with respect to an Alternative Restructuring Proposal;

(t) any of the Company Parties (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any Notes Claims, any Prepetition LC Facility Claims, or any lien or interest held by any Consenting Stakeholders arising under or relating to the Indentures, the Notes, the Prepetition LC Credit Agreement, or the Prepetition LC Facility Claims or (ii) supports any application, adversary proceeding, or Cause of Action filed by a third party against a Consenting Stakeholder, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action against a Consenting Stakeholder, including, without limitation, any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i);

(u) other than the Chapter 11 Cases and any Insolvency Proceedings that are consented to by the Required Consenting Stakeholders, if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, or foreign bankruptcy, insolvency, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the forgoing;

(v) any Definitive Document or any other document or agreement necessary to consummate the Restructuring Transactions is filed or solicited in form or substance not acceptable to the Required Consenting Stakeholders or inconsistent with this Agreement;

(w) any Company Party (i) amending, or modifying, or filing a pleading seeking authority to amend or modify, the Definitive Documents in a manner that is inconsistent with this Agreement, (ii) suspending or revoking the Restructuring Transactions or (iii) publicly announcing its intention to take any such action listed in the foregoing clauses (i) and (ii) of this subsection;

(x) any Company Party incurs any liens or security interest, or encumbrance other than: (i) those existing immediately prior to the date hereof, (ii) those permitted pursuant to the DIP LC Facility, or (iii) those granted under or permitted by the DIP TLC Orders and Cash Collateral Orders;

(y) the amendment, termination, or modification of any agreement, document, instrument, indenture or other writing evidencing any indebtedness or prepayment, repayment, redemption, defeasance, purchase, acquisition, termination, or discharge of any such indebtedness without the consent of the Required Consenting Stakeholders;

(z) any Company Party (i) consummating or entering into a definitive agreement evidencing, or filing one or more motion or application seeking authority to consummate or enter into, any merger, consolidation, disposition of material assets, acquisition or sale of material assets, or similar transaction, (ii) making any material investments, (iii) paying any dividend, or (iv) incurring any indebtedness for borrowed money, in each case (x) outside the ordinary course of business, (y) in excess of $2,000,000 in the aggregate, or (z) other than as contemplated by this Agreement and the Restructuring Transactions, unless the SoftBank Parties and the Required Consenting AHG Noteholders have provided prior written consent;

(aa) any payment in satisfaction of any existing funded indebtedness other than as contemplated by the Restructuring Transactions or as authorized by the Bankruptcy Court;

(bb) the entry of any order authorizing the use of cash collateral that is not in the form of the Cash Collateral Orders, or otherwise acceptable to the Required Consenting Stakeholders;

(cc) the Cash Collateral Orders cease to be in full force and effect for any reason or an order shall be entered (or the Company Parties seek an order) reversing, amending, supplementing, staying, vacating, or otherwise modifying the Cash Collateral Orders without the written consent of the Required Consenting AHG Noteholders, or the SoftBank Parties, as applicable; or

(dd) the entry of any order authorizing the use of DIP financing that is not in the form of the DIP TLC Orders, or otherwise acceptable to the Required Consenting Stakeholders.

11.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more of the Consenting AHG Noteholders that would result in non-breaching Consenting Noteholders holding less than (x) two-thirds 66.67% of the aggregate outstanding principal amount of 1L Series 1 Notes and (y) two-thirds 66.67% of the aggregate outstanding principal amount of 2L Notes, of any of the representations, warranties, undertakings, commitments, or covenants of the Consenting AHG Noteholders that remains uncured for a period of five (5) Business Days after receipt by the Consenting AHG Noteholders of notice of such breach; provided, that the Company Parties shall only have the right to terminate this Agreement as to such breaching Consenting AHG Noteholder pursuant to this paragraph, and shall not have the right to terminate this Agreement as to all Parties pursuant to this paragraph; provided, further, that a Company Party shall not have the right to terminate this Agreement if such terminating Company Party is also in material breach of any of the representations, warranties or covenants of such terminating Company Party set forth in this Agreement;

(b) the breach in any material respect by the SoftBank Parties of any of the representations, warranties, undertakings, commitments, or covenants of the SoftBank Parties that remains uncured for a period of five (5) Business Days after receipt by the SoftBank Parties of notice of such breach; provided, that the Company Parties shall only have the right to terminate this Agreement as to the SoftBank Parties pursuant to this paragraph, and shall not have the right to terminate this Agreement as to all Parties pursuant to this paragraph; provided, further, that a Company Party shall not have the right to terminate this Agreement if such terminating Company Party is also in material breach of any of the representations, warranties, or covenants of such terminating Company Party set forth in this Agreement;

(c) the breach in any material respect by Cupar of any of the representations, warranties, undertakings, commitments, or covenants of Cupar that remains uncured for a period of five (5) Business Days after receipt by Cupar of notice of such breach; provided, that the Company Parties shall only have the right to terminate this Agreement as to Cupar pursuant to this paragraph, and shall not have the right to terminate this Agreement as to all Parties pursuant to this paragraph; provided, further, that a Company Party shall not have the right to terminate this Agreement if such terminating Company Party is also in material breach of any of the representations, warranties, or covenants of such terminating Company Party set forth in this Agreement;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party to the extent that any Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(e) the Company Parties make a Fiduciary Out determination; or

(f) the Bankruptcy Court enters an order denying confirmation of the Plan and the Company Parties, after exercising good faith efforts to negotiate a revised Plan and Confirmation Order consistent with the consent rights in this Agreement and obtain confirmation of such Plan, is unable to obtain such confirmation within twenty (20) business days thereof.

11.03. MAE Termination. The obligations under Section 4.01 of this Agreement may be terminated by each of the Required Consenting Stakeholders by the delivery to the Company Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence of a Material Adverse Effect.

11.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) each of the SoftBank Parties; (b) the Required Consenting AHG Noteholders; and (c) the Company Parties.

11.05. Automatic Termination. This Agreement shall terminate automatically, without any further required action or notice, upon the earlier of:

(a) the Company Parties (i) notify the Consenting Stakeholders pursuant to Section 7.02 and/or make a public announcement that they intend to pursue an Alternative Restructuring Proposal or (ii) enter into a definitive agreement with respect to an Alternative Restructuring Proposal; or

(b) the Restructuring Effective Date.

11.06. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits, or privileges hereunder, shall have all the rights and remedies that it would have had, had it not entered into this

Agreement, and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided, that in no event shall any such termination relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder before the Termination Date and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 13.20 hereunder. Upon the occurrence of a Termination Date, prior to the Plan Effective Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 11.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with the terms of this Agreement or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 11.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(e) or Section 11.02(f). Nothing in this Section 11.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(e).

Section 12. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 11.01.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) the Required Consenting Stakeholders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement; provided, further, that any amendment to the definition of “Required Consenting AHG Noteholders,” “Required Consenting Stakeholders,” “Consenting AHG Noteholders,” Consenting Stakeholders,” Section 11.05(b), and this Section 12, shall require consent of each Party. Any consent required to be provided pursuant to this Section 12 may be delivered by email from counsel. Any proposed modification, amendment, waiver or supplement that does not comply with this 12.01 shall be ineffective and void ab initio.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 11.01 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13. Miscellaneous

13.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

13.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. For the avoidance of doubt, the Restructuring Term Sheet is expressly incorporated herein and made a part of this Agreement and the terms and conditions of the Restructuring Transactions are set forth in this Agreement, the Restructuring Term Sheet, and the Definitive Documents. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern; provided, that in the event the terms and conditions set forth in the Restructuring Term Sheet and in this Agreement are inconsistent, the Restructuring Term Sheet shall control.

13.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to use their commercially reasonable efforts to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

13.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties with respect to the subject matter of this Agreement other than as set forth in this Agreement.

13.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity except as set forth in Section 8.

13.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

c/o WeWork Companies LLC

12 East 49th Street,

3rd Floor,

New York, NY 10017

Attention: Pamela Swidler, Chief Legal Officer

E-mail address:    pamela.swidler@wework.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Steven N. Serajeddini and Ciara Foster

E-mail address:    steven.serajeddini@kirkland.com

ciara.foster@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Connor K. Casas

E-mail address:    connor.casas@kirkland.com

(b)	if to the SoftBank Parties, to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Gabriel A. Morgan, Kevin Bostel, and Eric L. Einhorn

E-mail address:    gabriel.morgan@weil.com

kevin.bostel@weil.com

eric.einhorn@weil.com

(c)	if to Cupar, to:

Cooley LLP

1333 2nd Street, Suite 400

Santa Monica, AA 90401

Attention: Tom Hopkins, Cullen D. Speckhart, Logan Tiari, Michael A. Klein

E-mail address:    thopkins@cooley.com

cspeckhart@cooley.com

ltiari@cooley.com

mklein@cooley.com

(d)	if to a Consenting AHG Noteholder, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Eli J. Vonnegut; Natasha Tsiouris; Jonah A. Peppiatt

E-mail address:    eli.vonnegut@davispolk.com

natasha.tsiouris@davispolk.com

jonah.peppiatt@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

13.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

13.12. Enforceability of Agreement. Each of the Parties to the fullest extent permitted by Law waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

13.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.15. Relationship Among Parties. Notwithstanding anything herein to the contrary, (a) the duties and obligations of the Parties under this Agreement shall be several, not joint; (b) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (c) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (d) the Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended; and (e) none of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s other creditors or stakeholders, except as a result of this Agreement or the Restructuring Transactions.

13.16. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.17. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.18. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.19. Capacities of Consenting Stakeholders. Subject to the limitations set forth in footnote 2, each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

13.20. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 11.06, and Section 13 (and any defined terms used in any such Sections) shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

13.21. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 12, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.22. Disclosure; Publicity. The Company Parties shall submit drafts to counsel to the Consenting Stakeholders of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Stakeholder in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions, or any of the Definitive Documents or (b) disclose to any Entity (including, for the avoidance of doubt, any other Consenting Stakeholder), other than advisors to the Company Parties, (i) the principal amount or percentage of any Company Claims/Interests held by any Consenting AHG Noteholder without such Consenting AHG Noteholder’s prior written consent (it being understood and agreed that each Consenting AHG Noteholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting AHG Noteholder and the amount and/or percentage of Company Claims/Interests held by such Consenting AHG Noteholder to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or otherwise made publicly available); provided, however, that (x) if such disclosure is required by Law, and to the extent reasonably practicable and not otherwise prohibited by Law, the disclosing Party shall afford the relevant Consenting AHG Noteholder a reasonable opportunity to review and comment in advance of such disclosure and such Party shall take all reasonable measures to limit such disclosure and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by the Consenting AHG Noteholders of the same class, collectively. Notwithstanding the provisions in this Section 13.22, (1) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof and (2) any Party may disclose, to the extent expressly consented to in writing in advance by a Consenting AHG Noteholder, such Consenting AHG Noteholder’s identity and individual holdings.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

David Tolley, being Chief Executive Officer of all Subsidiaries listed on Schedule 1

/s/ David Tolley
David Tolley

The WE Company MC LLC, being General Partner of the Subsidiaries listed on Schedule 2

/s/ Pamela Swidler
Pamela Swidler
Its: Authorized Signatory

WEWORK COMPANIES PARTNER LLC, being General Partner of the Subsidiaries listed on Schedule 3

/s/ Pamela Swidler
Pamela Swidler
Its: Authorized Signatory

and

WEWORK COMPANIES LLC, being Limited Partner of the Subsidiaries listed on Schedule 3

/s/ Pamela Swidler
Pamela Swidler
Its: Authorized Signatory

Mike DePinho, being the director of all Subsidiaries listed on Schedule 4

/s/ Michael DePinho
Michael DePinho

Schedule 1

1. WeWork Inc.

2. WW Holdco LLC

3. Euclid WW Holdings Inc.

4. MissionU PBC

5. WeWork Space Services Inc.

6. WW Co-Obligor Inc.

7. The We Company MC LLC

8. The WE Company Management LLC

9. WeWork Companies LLC

10. WeWork Companies Partner LLC

11. 1 Beacon Street Tenant LLC

12. 1 Belvedere Drive Tenant LLC

13. 1 Glenwood Ave Tenant LLC

14. 1 Lincoln Street Tenant LLC

15. 1 Milk Street Tenant LLC

16. 1 Post Street Tenant LLC

17. 1 South Dearborn Street Tenant LLC

18. 1 Union Square West HQ LLC

19. 10 East 38th Street Tenant LLC

20. 10 East 40th Street HQ LLC

21. 100 Bayview Circle Tenant LLC

22. 100 Broadway Tenant LLC

23. 100 S State Street Tenant LLC

24. 100 Summer Street Tenant LLC

25. 10000 Washington Boulevard Tenant LLC

26. 1001 Woodward Ave Tenant LLC

27. 1003 East 4th Place Tenant LLC

28. 101 East Washington Street Tenant LLC

29. 101 Marietta Street NorthWest Tenant LLC

30. 101 North 1st Avenue Tenant LLC

31. 10250 Constellation Tenant LLC

32. 1031 South Broadway Tenant LLC

33. 10585 Santa Monica Boulevard Tenant LLC

34. 10845 Griffith Peak Drive Tenant LLC

35. 10885 NE 4th Street Tenant LLC

36. 109 S 5th Street Tenant LLC

37. 10900 Stonelake Boulevard Tenant LLC

38. 1099 Stewart Street Tenant LLC

39. 11 Park Pl Tenant LLC

40. 110 110th Avenue Northeast Tenant LLC

41. 110 Corcoran Street Tenant LLC

42. 110 Wall Manager LLC

43. 1100 15th Street NW Tenant LLC

44. 1100 Ludlow Street Tenant LLC

45. 1100 Main Street Tenant LLC

46. 1111 Broadway Tenant LLC

47. 1111 West 6th Street Tenant LLC

48. 1114 W Fulton Market Q LLC

49. 1115 Broadway Q LLC

50. 1115 Howell Mill Road Tenant LLC

51. 1115 W Fulton Market Q LLC

52. 115 Broadway Tenant LLC

53. 115 East 23rd Street Tenant LLC

54. 1150 South Olive Street Tenant LLC

55. 1155 Perimeter Center West Tenant LLC

56. 1155 West Fulton Street Tenant LLC

57. 1156 6th Avenue Tenant LLC

58. 117 NE 1st Ave Tenant LLC

59. 1175 Peachtree Tenant LLC

60. 11801 Domain Blvd Tenant LLC

61. 12 East 49th Street Tenant LLC

62. 12 South 1st Street Tenant LLC

63. 120 West Trinity Place Tenant LLC

64. 1200 17th Street Tenant LLC

65. 1200 Franklin Avenue Tenant LLC

66. 1201 3rd Avenue Tenant LLC

67. 1201 Wills Street Tenant LLC

68. 1201 Wilson Blvd Tenant LLC

69. 12130 Millennium Drive Tenant LLC

70. 1240 Rosecrans Tenant LLC

71. 125 S Clark Street Tenant LLC

72. 125 West 25th Street Tenant LLC

73. 12655 Jefferson Blvd Tenant LLC

74. 128 South Tryon Street Tenant LLC

75. 130 5th Avenue Tenant LLC

76. 130 Madison Avenue Tenant LLC

77. 130 W 42nd Street Tenant LLC

78. 1305 2nd Street Q LLC

79. 1330 Lagoon Avenue Tenant LLC

80. 1333 New Hampshire Avenue Northwest Tenant LLC

81. 135 E 57th Street Tenant LLC

82. 135 Madison Ave Tenant LLC

83. 1372 Peachtree Street NE Tenant LLC

84. 1389 Peachtree Street Northwest Tenant LLC

85. 1400 Lavaca Street Tenant LLC

86. 1410 Broadway Tenant LLC

87. 1411 4th Avenue Tenant LLC

88. 142 W 57th Street Tenant LLC

89. 1430 Walnut Street Tenant LLC

90. 1440 Broadway Tenant LLC

91. 1448 NW Market Street Tenant LLC

92. 1449 Woodward Avenue Tenant LLC

93. 145 W 45th Street Tenant LLC

94. 1450 Broadway Tenant LLC

95. 1453 3rd Street Promenade Q LLC

96. 1455 Market Street Tenant LLC

97. 1460 Broadway Tenant LLC

98. 148 Lafayette Street Tenant LLC

99. 149 5th Avenue Tenant LLC

100. 149 Madison Avenue Tenant LLC

101. 15 West 27th Street Tenant LLC

102. 150 4th Ave N Tenant LLC

103. 152 3rd Street Tenant LLC

104. 1525 11th Ave Tenant LLC

105. 1535 Broadway Tenant LLC

106. 154 W 14th Street Tenant LLC

107. 1547 9th Street HQ LLC

108. 1557 West Innovation Way Tenant LLC

109. 1560 Broadway Tenant LLC

110. 16 East 34th Street Tenant LLC

111. 160 Varick Street Tenant LLC

112. 160 W Santa Clara St Tenant LLC

113. 1600 7th Avenue Tenant LLC

114. 1601 Elm Street Tenant LLC

115. 1601 Market Street Tenant LLC

116. 1601 Vine Street Tenant LLC

117. 161 Avenue of the Americas Tenant LLC

118. 1615 Platte Street Tenant LLC

119. 1619 Broadway Tenant LLC

120. 166 Geary Street HQ LLC

121. 1660 Lincoln Street Tenant LLC

122. 167 N Green Street Tenant LLC

123. 1700 Lincoln Street Tenant LLC

124. 1701 Rhode Island Avenue Northwest Tenant LLC

125. 1725 Hughes Landing Boulevard Tenant LLC

126. 1730 Minor Avenue Tenant LLC

127. 17300 Laguna Canyon Road Tenant LLC

128. 177 E Colorado Blvd Tenant LLC

129. 1775 Tysons Boulevard Tenant LLC

130. 18 West 18th Street Tenant LLC

131. 180 Geary Street HQ LLC

132. 180 Sansome Street Tenant LLC

133. 1814 Franklin St Q LLC

134. 18191 Von Karman Avenue Tenant LLC

135. 1825 South Grant Street Tenant LLC

136. 1828 Walnut St Tenant LLC

137. 183 Madison Avenue Q LLC

138. 1840 Gateway Dr Tenant LLC

139. 185 Madison Avenue Tenant LLC

140. 18691 Jamboree Road Tenant LLC

141. 1875 K Street NW Tenant LLC

142. 1881 Broadway HQ LLC

143. 1900 Market Street Tenant LLC

144. 1900 Powell Street Tenant LLC

145. 1910 North Ola Avenue Tenant LLC

146. 1920 McKinney Ave Tenant LLC

147. 195 Montague Street Tenant LLC

148. 199 Water Street Tenant LLC

149. 2 Belvedere Drive Tenant LLC

150. 2 Embarcadero Center Tenant LLC

151. 2 North LaSalle Street Tenant LLC

152. 20 W Kinzie Tenant LLC

153. 200 Berkeley Street Tenant LLC

154. 200 Massachusetts Ave NW Tenant LLC

155. 200 Portland Tenant LLC

156. 200 South Biscayne Blvd Tenant LLC

157. 200 South Orange Avenue Tenant LLC

158. 200 Spectrum Center Drive Tenant LLC

159. 201 Spear St Tenant LLC

160. 2031 3rd Ave Tenant LLC

161. 205 Hudson Street Tenant LLC

162. 205 North Detroit Street Tenant LLC

163. 21 Penn Plaza Tenant LLC

164. 210 N Green Partners LLC

165. 210 N Green Promoter LLC

166. 2120 Berkeley Way Tenant LLC

167. 21255 Burbank Boulevard Tenant LLC

168. 214 West 29th Street Tenant LLC

169. 22 Cortlandt Street HQ LLC

170. 2201 Broadway Tenant LLC

171. 221 6th Street Tenant LLC

172. 2211 Michelson Drive Tenant LLC

173. 222 Kearny Street Tenant LLC

174. 222 North Sepulveda Tenant LLC

175. 222 S Riverside Plaza Tenant LLC

176. 2221 Park Place Tenant LLC

177. 2222 Ponce De Leon Blvd Tenant LLC

178. 225 South 6th St Tenant LLC

179. 225 W 39th Street Tenant LLC

180. 229 West 36th Street Tenant LLC

181. 231 11th Ave Tenant LLC

182. 2323 Delgany Street Tenant LLC

183. 24 Farnsworth Street Q LLC

184. 2-4 Herald Square Tenant LLC

185. 2401 Elliott Avenue Tenant LLC

186. 2420 17th Street Tenant LLC

187. 2425 East Camelback Road Tenant LLC

188. 245 Livingston St Q LLC

189. 25 West 45th Street HQ LLC

190. 250 E 200 S Tenant LLC

191. 250 Park Avenue Tenant LLC

192. 255 Giralda Avenue Tenant LLC

193. 255 Greenwich Street Tenant LLC

194. 255 S King St Tenant LLC

195. 2600 Executive Parkway Tenant LLC

196. 2700 Post Oak Blvd. Tenant LLC

197. 27-01 Queens Plaza North Tenant LLC

198. 2755 Canyon Blvd WW Tenant LLC

199. 28 2nd Street Tenant LLC

200. 28 West 44th Street HQ LLC

201. 29 West 30th Street Tenant LLC

202. 30 Hudson Street Tenant LLC

203. 30 Wall Street Tenant LLC

204. 300 Morris Street Tenant LLC

205. 300 Park Avenue Tenant LLC

206. 3000 Olym Boulevard Tenant LLC

207. 3000 S Robertson Blvd Q LLC

208. 3001 Bishop Drive Tenant LLC

209. 3003 Woodbridge Ave Tenant LLC

210. 3090 Olive Street Tenant LLC

211. 31 St James Ave Tenant LLC

212. 3101 Park Boulevard Tenant LLC

213. 311 W 43rd Street Tenant LLC

214. 3120 139th Avenue Southeast Tenant LLC

215. 315 East Houston Tenant LLC

216. 315 W 36th Street Tenant LLC

217. 316 West 12th Street Tenant LLC

218. 3200 Park Center Drive Tenant LLC

219. 3219 Knox Street Tenant LLC

220. 3280 Peachtree Road NE Tenant LLC

221. 33 Arch Street Tenant LLC

222. 33 East 33rd Street Tenant LLC

223. 33 Irving Tenant LLC

224. 330 North Wabash Tenant LLC

225. 3300 N. Interstate 35 Tenant LLC

226. 332 S Michigan Tenant LLC

227. 333 West San Carlos Tenant LLC

228. 3365 Piedmont Road Tenant LLC

229. 340 Bryant Street HQ LLC

230. 345 4th Street Tenant LLC

231. 345 West 100 South Tenant LLC

232. 35 East 21st Street HQ LLC

233. 353 Sacramento Street Tenant LLC

234. 35-37 36th Street Tenant LLC

235. 360 NW 27th Street Tenant LLC

236. 3600 Brighton Boulevard Tenant LLC

237. 38 West 21st Street Tenant LLC

238. 385 5th Avenue Q LLC

239. 3900 W Alameda Ave Tenant LLC

240. 391 San Antonio Road Tenant LLC

241. 40 Water Street Tenant LLC

242. 400 California Street Tenant LLC

243. 400 Capitol Mall Tenant LLC

244. 400 Concar Drive Tenant LLC

245. 400 Lincoln Square Tenant LLC

246. 400 Spectrum Center Drive Tenant LLC

247. 4005 Miranda Ave Tenant LLC

248. 401 San Antonio Road Tenant LLC

249. 404 Fifth Avenue Tenant LLC

250. 4041 Macarthur Boulevard Tenant LLC

251. 405 Mateo Street Tenant LLC

252. 408 Broadway Tenant LLC

253. 410 North Scottsdale Road Tenant LLC

254. 414 West 14th Street HQ LLC

255. 415 Mission Street Tenant LLC

256. 419 Park Avenue South Tenant LLC

257. 420 5th Avenue Q LLC

258. 420 Commerce Street Tenant LLC

259. WW Project Swift Member LLC

260. 424-438 Fifth Avenue Tenant LLC

261. 428 Broadway Tenant LLC

262. 429 Lenox Ave Tenant LLC

263. 430 Park Avenue Tenant LLC

264. 4311 11th Avenue Northeast Tenant LLC

265. 433 Hamilton Avenue Tenant LLC

266. 437 5th Avenue Q LLC

267. 437 Madison Avenue Tenant LLC

268. 44 East 30th Street HQ LLC

269. 44 Montgomery Street Tenant LLC

270. 44 Wall Street HQ LLC

271. 448 North LaSalle Street Tenant LLC

272. 45 West 18th Street Tenant LLC

273. 450 Lexington Tenant LLC

274. 460 Park Ave South Tenant LLC

275. 460 West 50 North Tenant LLC

276. 475 Sansome St Tenant LLC

277. 483 Broadway Tenant LLC

278. 49 West 27th Street HQ LLC

279. 490 Broadway Tenant LLC

280. 50 W 28th Street Tenant LLC

281. 500 11th Ave North Tenant LLC

282. 500 7th Avenue Tenant LLC

283. 501 Boylston Street Tenant LLC

284. 501 East Kennedy Boulevard Tenant LLC

285. 501 East Las Olas Blvd Tenant LLC

286. 501 Eastlake Tenant LLC

287. 5049 Edwards Ranch Tenant LLC

288. 505 Main Street Tenant LLC

289. 505 Park Avenue Q LLC

290. 50-60 Francisco Street Tenant LLC

291. 511 W 25th Street Tenant LLC

292. 515 Folsom Street Tenant LLC

293. 515 N State Street Tenant LLC

294. 5161 Lankershim Boulevard Tenant LLC

295. 5215 North O’Connor Boulevard Tenant LLC

296. 524 Broadway Tenant LLC

297. 525 Broadway Tenant LLC

298. 53 Beach Street Tenant LLC

299. 540 Broadway Q LLC

300. 545 Boylston Street Q LLC

301. 546 5th Avenue Tenant LLC

302. 550 7th Avenue HQ LLC

303. 550 Kearny Street HQ LLC

304. 57 E 11th Street Tenant LLC

305. 575 5th Avenue Tenant LLC

306. 575 Lexington Avenue Tenant LLC

307. 5750 Wilshire Boulevard Tenant LLC

308. 5960 Berkshire Lane Tenant LLC

309. 599 Broadway Tenant LLC

310. 6 East 32nd Street WW Q LLC

311. 600 B Street Tenant LLC

312. 600 California Street Tenant LLC

313. 600 H Apollo Tenant LLC

314. 6001 Cass Avenue Tenant LLC

315. 601 South Figueroa Street Tenant LLC

316. 606 Broadway Tenant LLC

317. 609 5th Avenue Tenant LLC

318. 609 Greenwich Street Tenant LLC

319. 609 Main Street Tenant LLC

320. 611 North Brand Boulevard Tenant LLC

321. 615 S. Tenant LLC

322. 625 Massachusetts Tenant LLC

323. 625 West Adams Street Tenant LLC

324. 63 Madison Avenue Tenant LLC

325. 65 East State Street Tenant LLC

326. 650 California Street Tenant LLC

327. 6543 South Las Vegas Boulevard Tenant LLC

328. 655 15th Street NW Tenant LLC

329. 655 Montgomery St Tenant LLC

330. 655 New York Avenue Northwest Tenant LLC

331. 660 J Street Tenant LLC

332. 660 North Capitol St NW Tenant LLC

333. 6655 Town Square Tenant LLC

334. 67 Irving Place Tenant LLC

335. 6900 North Dallas Parkway Tenant LLC

336. 695 Town Center Drive Tenant LLC

337. 7 West 18th Street Tenant LLC

338. 700 K Street NW Tenant LLC

339. 700 North Miami Tenant LLC

340. 700 SW 5th Tenant LLC

341. 708 Main St Tenant LLC

342. 71 5th Avenue Tenant LLC

343. 71 Stevenson Street Q LLC

344. 711 Atlantic Ave Tenant LLC

345. 725 Ponce De Leon Ave NE Tenant LLC

346. 7272 Wisconsin Avenue Tenant LLC

347. 729 Washington Ave Tenant LLC

348. 7300 Dallas Parkway Tenant LLC

349. 731 Sansome Street Tenant LLC

350. 75 Arlington Street Tenant LLC

351. 75 E Santa Clara Street Tenant LLC

352. 75 Rock Plz Tenant LLC

353. 750 Lexington Avenue Tenant LLC

354. 750 White Plains Road Tenant LLC

355. 755 Sansome Street Tenant LLC

356. 756 W Peachtree Tenant LLC

357. 77 Sands Tenant LLC

358. 77 Sands WW Corporate Tenant LLC

359. 77 Sleeper Street Tenant LLC

360. 7761 Greenhouse Rd Tenant LLC

361. 777 6th Street NW Tenant LLC

362. 78 SW 7th Street Tenant LLC

363. 8 W 40th Street Tenant LLC

364. 800 Bellevue Way Tenant LLC

365. 800 Market Street Tenant LLC

366. 800 North High Street Tenant LLC

367. 801 B. Springs Road Tenant LLC

368. 808 Wilshire Boulevard Tenant LLC

369. 820 18th Ave South Tenant LLC

370. 821 17th Street Tenant LLC

371. 83 Maiden Lane Q LLC

372. 830 Brickell Plaza Tenant LLC

373. 830 NE Holladay Street Tenant LLC

374. 8305 Sunset Boulevard HQ LLC

375. 8687 Melrose Avenue Tenant LLC

376. 8687 Melrose Green Tenant LLC

377. 88 U Place Tenant LLC

378. 880 3rd Ave Tenant LLC

379. 881 Peachtree Street Northeast Tenant LLC

380. 8910 University Center Lane Tenant LLC

381. 90 South 400 West Tenant LLC

382. 901 North Glebe Road Tenant LLC

383. 901 Woodland St Tenant LLC

384. 902 Broadway Tenant LLC

385. 920 5th Ave Tenant LLC

386. 920 SW 6th Avenue Tenant LLC

387. 9200 Timpanogos Highway Tenant LLC

388. 925 4th Avenue Tenant LLC

389. 925 N La Brea Ave Tenant LLC

390. 9777 Wilshire Boulevard Q LLC

391. 980 6th Avenue Tenant LLC

392. 9830 Wilshire Boulevard Tenant LLC

393. 99 Chauncy Street Q LLC

394. 99 High Street Tenant LLC

395. Bird Investco LLC

396. Cities by We LLC

397. Clubhouse TS LLC

398. Common Desk Holdings LLC

399. Common Desk Daymaker LLC

400. Common Desk Operations LLC

401. Creator Fund Managing Member LLC

402. Euclid LLC

403. FieldLens LLC

404. Five Hundred Fifth Avenue HQ LLC

405. Legacy Tenant LLC

406. Mailroom Bar at 110 Wall LLC

407. One Gotham Center Tenant LLC

408. One Metropolitan Square Tenant LLC

409. Parkmerced Partner LLC

410. Play by WeWork LLC

411. Powered By We LLC

412. Project Caesar LLC

413. Project Standby I LLC

414. Prolific Interactive LLC

415. PxWe Facility & Asset Management Services LLC

416. South Tryon Street Tenant LLC

417. Spacious Technologies, LLC

418. The Hub Tenant LLC

419. Waltz Merger Sub LLC

420. We Rise Shell LLC

421. We Work 154 Grand LLC

422. We Work 349 5th Ave LLC

423. We Work Management LLC

424. We Work Retail LLC

425. WeInsure Holdco LLC

426. Welkio LLC

427. WeWork Asset Management LLC

428. WeWork Commons LLC

429. WeWork Construction LLC

430. WeWork Holdings LLC

431. WeWork Interco LLC

432. WeWork Labs Entity LLC

433. WeWork Little West 12th LLC

434. WeWork Magazine LLC

435. WeWork Real Estate LLC

436. WeWork Services LLC

437. WeWork Space Services LLC

438. WeWork Workplace LLC

439. Wildgoose I LLC

440. WW 11 John LLC

441. WW 110 Wall LLC

442. WW 111 West Illinois LLC

443. WW 115 W 18th Street LLC

444. WW 1161 Mission LLC

445. WW 120 E 23rd Street LLC

446. WW 1328 Florida Avenue LLC

447. WW 1550 Wewatta Street LLC

448. WW 1601 Fifth Avenue LLC

449. WW 1875 Connecticut LLC

450. WW 2015 Shattuck LLC

451. WW 205 E 42nd Street LLC

452. WW 210 N Green LLC

453. WW 220 NW Eighth Avenue LLC

454. WW 222 Broadway LLC

455. WW 2221 South Clark LLC

456. WW 240 Bedford LLC

457. WW 25 Broadway LLC

458. WW 26 JS Member LLC

459. WW 312 Arizona LLC

460. WW 350 Lincoln LLC

461. WW 379 W Broadway LLC

462. WW 401 Park Avenue South LLC

463. WW 5 W 125th Street LLC

464. WW 500 Yale LLC

465. WW 51 Melcher LLC

466. WW 520 Broadway LLC

467. WW 535 Mission LLC

468. WW 555 West 5th Street LLC

469. WW 5782 Jefferson LLC

470. WW 600 Congress LLC

471. WW 641 S Street LLC

472. WW 718 7th Street LLC

473. WW 81 Prospect LLC

474. WW 811 West 7th Street LLC

475. WW 85 Broad LLC

476. WW 995 Market LLC

477. WW Brooklyn Navy Yard LLC

478. WW BuildCo LLC

479. WW Enlightened Hospitality Investor LLC

480. WW Journal Square Holdings LLC

481. WW Journal Square Member LLC

482. WW Onsite Services LLC

483. WW Project Swift Development LLC

484. WW VendorCo LLC

485. WWCO Architecture Holdings LLC

486. 80 M Street SE Tenant LLC

487. WeWork 156 2nd LLC

488. WeWork 175 Varick LLC

489. WeWork 25 Taylor LLC

490. WeWork 261 Madison LLC

491. WeWork 54 West 40th LLC

492. WeWork LA LLC

493. WW 1010 Hancock LLC

494. WW 107 Spring Street LLC

495. WW 745 Atlantic LLC

496. WW 79 Madison LLC

497. WeWork Wellness LLC

498. CD Locations, LLC

499. Common Coffee, LLC

500. Common Desk DE, LLC

501. Common Desk OC, LLC

502. Common Desk West 7th, LLC

503. WeWork Bryant Park LLC

504. WW Onsite Services AAG LLC

505. WW Onsite Services EXP LLC

506. WW Onsite Services SFI LLC

507. WW Onsite Services SUM LLC

508. Insurance Services by WeWork LLC

Schedule 2

1. The We Company Management Holdings L.P.

2. The We Company PI L.P.

Schedule 3

1. WW Worldwide C.V.

Schedule 4

1. 9670416 CANADA Inc.

2. WeWork Canada GP ULC

3. WeWork Canada LP ULC

4. 700 2 Street Southwest Tenant LP

5. 4635 Lougheed Highway Tenant LP

6. 1090 West Pender Street Tenant LP

EXHIBIT A

Company Parties

EXHIBIT B

Restructuring Term Sheet

THIS RESTRUCTURING TERM SHEET (THIS “TERM SHEET”)1 DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE OF THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL STATUTES, RULES, AND LAWS.

vi. RESTRUCTURING TERM SHEET

INTRODUCTION

The Term Sheet sets forth the principal terms of the Restructuring Transactions and certain related transactions concerning the Company Parties agreed to by the Consenting Stakeholders and the Company Parties.

The Restructuring will be accomplished through the commencement of cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code to implement the chapter 11 Plan described herein.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents governing the Restructuring Transactions, which documents remain subject to negotiation and completion in accordance with the Restructuring Support Agreement (the “RSA”) and applicable bankruptcy law. The Restructuring Transactions and Definitive Documents shall be consistent in all respects with this Term Sheet and the RSA, and shall be subject to the consent and approval rights set forth herein and therein. This Term Sheet incorporates the rules of construction as set forth in the RSA.

[1]	Capitalized terms used but not defined in this Term Sheet have the meanings given to such terms in the Restructuring Support Agreement to which this Term Sheet is attached as Exhibit B.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Restructuring Summary

The Restructuring Transactions will be consummated pursuant to the Definitive Documents through confirmation of the Plan (and any equivalent Foreign Plan, to the extent applicable). The Restructuring Transactions will be implemented pursuant to the RSA. In general, this Term Sheet contemplates:

(a)   the equitization of the Drawn DIP TLC Claims (other than up to $100 million of such Claims which shall be satisfied with loans under a New 1L Exit Term Loan Facility), Prepetition LC Facility Claims, the 1L Notes Claims, and the 2L Notes Claims into New Interests, as further set forth, and subject to the conditions set forth, herein;

(b)   the cancellation of all other indebtedness and preexisting equity Interests in the Reorganized Company, as further set forth herein (other than any equity Interests held by the SoftBank Parties with respect to which, pursuant to the Plan and as agreed by the Parties, a SoftBank Party contributes its Claims in exchange for the retention of its equity Interests, as further provided herein);

(c)   issuance of a New 1L Exit Term Loan Facility for the lesser of (a) the total amount of all Drawn DIP TLC Claims and (b) $100 million, plus, in each case, the DIP TLC Fee Claims;

(d)   a DIP TLC Facility that, among other things:

(i).  deems all outstanding, undrawn, letters of credit under the Prepetition LC Facility (other than undrawn letters of credit issued in connection with certain leases/locations to be identified and agreed upon by the Company Parties and the Consenting Stakeholders no later than the Petition Date) whether rolled, replaced, renewed, reissued, or amended (the “DIP LCs”) to be obligations under the DIP TLC Facility and all associated cash collateral posted for each letter of credit to continue as credit support under the DIP TLC Facility, in each case on a dollar-for-dollar basis; and

(ii). provides for the roll, replacement, renewal, reissuance, and/or amendment of the DIP LCs, which facility shall rank pari passu in lien and claim priority with the Prepetition LC Facility Claims and 1L Notes Claims (other than with respect to (1) amounts funded by the SoftBank Parties or their Affiliates to the Company Parties in the form of “Term Loan C” (on which (x) the creditors under the DIP TLC Facility shall have a first lien and claim priority, and (y) the Prepetition LC Facility Claims and 1L Notes Claims shall not have any lien) and (2) certain fees thereunder, as further set forth in the DIP TLC Term Sheet attached to the RSA as Exhibit E) on the terms and subject to the conditions set forth in the DIP TLC Term Sheet, any subsequent DIP TLC term sheet agreed by the Company Parties and Consenting Stakeholders, the DIP TLC Orders, and the Cash Collateral Orders, as applicable; and

(e)   a binding commitment by certain SoftBank Parties to, subject to the following sentence, provide credit support in the form of providing cash to be used as collateral for a New LC Facility on the terms and subject to the conditions set forth in the New LC Facility Term Sheet attached to the RSA as Exhibit F. For the avoidance of doubt, credit support provided under the New LC Facility, if any, shall not exceed the amount of undrawn and outstanding letters of credit under the DIP TLC Facility (and shall be reduced on a dollar-for-dollar basis based on drawn letters of credit that occur prior to the Plan Effective Date).

As described in greater detail herein and subject to the terms of the RSA, each Consenting Stakeholder has agreed to support the Restructuring Transactions, which shall be consistent with the RSA in all respects, and at all times shall be subject to the Required Consenting Stakeholders’ consent and/or consultation rights, as applicable.

New Interests	On the Plan Effective Date, Reorganized Debtors will distribute the New Interests to holders of Drawn DIP TLC Claims, Prepetition LC Facility Claims, 1L Notes Claims, and 2L Notes Claims (or their designees) as set forth herein.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Definitive Documents	All Definitive Documents and any other documents that remain the subject of negotiation as of the Agreement Effective Date shall be subject to the rights and obligations set forth in Section 3 of the RSA. Failure to reference such rights and obligations as it relates to any document referenced in this Term Sheet shall not impair such rights and obligations.

Use of Cash Collateral	The Required Consenting Stakeholders and the Company Parties have agreed, pursuant to the RSA and subject to the Cash Collateral Orders, to the Company Parties’ consensual use of cash collateral, pursuant to the terms and conditions set forth in the Cash Collateral Orders, which shall be consistent with the RSA and the rights set forth therein.

Debtor-in- Possession Financing	The Required Consenting Stakeholders have agreed to consent to the incurrence of debtor-in-possession financing by the Debtors consistent with the terms and conditions set forth in the DIP TLC Term Sheet and subject to entry by the Bankruptcy Court of interim and final orders approving such financing that are consistent with the RSA and the Cash Collateral Orders and otherwise acceptable to the Debtors and the Required Consenting Stakeholders.

New LC Facility	Softbank Parties have agreed to commit to provide credit support for the New LC Facility, which shall be entered into on the Plan Effective Date, pursuant to the terms set forth in the RSA and the New LC Facility Term Sheet.

*    *    *

TREATMENT OF PREPETITION CLAIMS AND INTERESTS

Each Holder of a Claim or Interest, as applicable, shall receive, on the Plan Effective Date or as soon as is reasonably practicable thereafter, the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, such Holder’s Claim or Interest, except to the extent different treatment is agreed to by the Debtors or Reorganized Debtors, as applicable, and the Holder of such Claim or Interest, as applicable, with the consent of the Required Consenting Stakeholders.

Class No.	Type of Claim	Treatment	Impairment / Voting

Unclassified Non-Voting Claims

N/A	Administrative Claims	Each Holder of an Administrative Claim shall receive payment, in full, in cash.	N/A

N/A	Priority Tax Claims	Each Holder of a Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Classified Claims and Interests

Class 1	Other Secured Claims	Each Holder of an Other Secured Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 2	Other Priority Claims	Each Holder of an Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 3A	Drawn DIP TLC Claims

Each Holder of a Drawn DIP TLC Claim shall receive:

(a)   first, its pro rata share of the loans under the New 1L Exit Term Loan Facility on a dollar-for-dollar basis; and

(b)   second, if the Drawn DIP TLC Claims exceed $100 million in the aggregate, its pro rata share of the DIP TLC Equity Distribution.

Impaired / Entitled to Vote

Class 3B	Undrawn DIP TLC Claims	Each Undrawn DIP TLC Claim shall be exchanged on a dollar-for-dollar basis into obligations under the New LC Facility.	Impaired / Entitled to Vote

Class 3C	DIP TLC Fee Claims	Each Holder of a DIP TLC Fee Claim shall receive, for every dollar of DIP TLC Fee Claim it holds, one dollar of principal face amount of the New 1L Exit Term Loan Facility.	Impaired / Entitled to Vote

Class 4	Prepetition LC Facility Claims and 1L Notes Claims	Each Holder of Prepetition LC Facility Claims and 1L Notes Claims shall receive its pro rata share of the 1L Equity Distribution.	Impaired / Entitled to Vote

Class 5	2L Notes Claims	Each Holder of a 2L Notes Claim shall receive its pro rata share of the 2L Equity Distribution.	Impaired / Entitled to Vote

Class 6	3L Notes Claims

Each Holder of a 3L Notes Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code for the secured portion of the Claim. If any Holder of a 3L Notes Claim has collateral securing such Claim, such Claim shall only be secured to the extent the value of the collateral exceeds the value of such Claim.

To the extent the value of the 3L Notes Claim exceeds the value of the collateral, the Holder of such Claim shall receive, on account of and in full and final satisfaction of the remainder of such Claim that is more than the value of the collateral, its pro rata share (together with each Holder of the Unsecured Notes Claims and the General Unsecured Claims at each applicable Debtor) of no less than the liquidation value of the unencumbered assets held by the Company Party against which their Claim is Allowed.

Impaired / Deemed to Reject

Class 7	Unsecured Notes Claims	Each Holder of an Unsecured Notes Claim shall receive its pro rata share (together with each Holder of the 3L Notes Claims, as applicable, and General Unsecured Claims at each applicable Debtor) of no less than the liquidation value of the unencumbered assets held by the Company Party against which their Claim is Allowed.	Impaired / Deemed to Reject

Class 8	General Unsecured Claims	Each Holder of a General Unsecured Claim shall receive its pro rata share (together with each Holder of the 3L Notes Claims, as applicable, and Unsecured Notes Claims at the applicable debtor) of no less than the liquidation value of the unencumbered assets held by the applicable Debtor against which their Claim is Allowed. If any Holder of a Claim has collateral securing such Claim, such Claim shall only be secured to the extent the value of the collateral exceeds the value of such Claim, and any remainder of the Claim that is more than the value of the collateral shall be treated as a General Unsecured Claim; and such Holder shall receive, on account of and in full and final satisfaction of such Claim, (a) treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code for the secured portion of the Claim; and (b) the remainder shall be treated as a General Unsecured Claim.	Deemed to Reject

Class 9	Parent Interests	Each Holder of Interests in the Reorganized Company, shall have such Interest cancelled, released, discharged, and extinguished and such Interests will be of no further force or effect, and Holders of such Interests shall not receive any distribution on account of such Interests (for the avoidance of doubt, other than any equity Interests held by the SoftBank Parties with respect to which a SoftBank Party contributes its Claims in exchange for the retention of its equity Interests), pursuant to the Plan and as agreed by the Parties; provided, further, that no such contribution or retention shall occur if it would increase the amount of cancellation of indebtedness income realized by the Debtors, or otherwise have an adverse tax effect on any of the Debtors, without the prior consent of the Required Consenting Stakeholders (other than the SoftBank Parties).	Impaired / Deemed to Reject

Class 10	Section 510(b) Claim	All Allowed Section 510(b) Claims against any applicable Debtor shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of Section 510(b) Claims shall not receive or retain any distribution, property, or other value on account of such Section 510(b) Claims.	Impaired / Deemed to Reject

Class 11	Intercompany Claims / Intercompany Interests	Each Intercompany Claim and Intercompany Interest shall be (a) cancelled, released, discharged, (b) reinstated, (c) converted to equity, or (d) otherwise set off, settled, or distributed, at the option of the Debtors or the Reorganized Debtors in each case with the consent of the Required Consenting Stakeholders in accordance with the Restructuring Transactions Exhibit.	Unimpaired / Deemed to Accept, or Impaired / Deemed to Reject, as Applicable

GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Subordination	The classification and treatment of Claims under the Plan shall settle and compromise the respective contractual, legal, and equitable subordination rights of the Holders of such Claims and any other rights impacting relative lien priority and/or priority in right of payment, and any such rights shall be released pursuant to the Plan.

Restructuring Transactions	The Confirmation Order shall authorize and ratify, among other things, all actions as may be necessary or appropriate, consistent with the RSA, to effect any Restructuring Transactions or settlement described in, approved by, contemplated by, or necessary to effectuate the Plan. On the applicable Plan Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, corporate governance documents, and other documents required to be issued to implement the Plan and the Restructuring Transactions. For the avoidance of doubt, neither the SoftBank Parties nor the Consenting AHG Noteholders agree or consent to any rights offering.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in this Term Sheet, RSA, the Plan, or other Definitive Documents, as applicable, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements, note purchase agreements, and indentures, shall be canceled, and the Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Retention of Jurisdiction	The Bankruptcy Court shall retain jurisdiction for usual and customary matters.

Releases and Exculpation	Subject to the special committee investigation, the Plan will provide for reasonable and customary mutual releases; provided, that, the Company Parties and AHG Consenting Parties hereby acknowledge and agree that the releases set forth in Annex B are reasonable, customary, and acceptable with respect to the SoftBank Parties and may not be amended without the consent of the SoftBank Parties.

*    *    *

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the satisfaction of conditions precedent acceptable to the Required Consenting Stakeholders, including the following:

(a)   The RSA shall have been executed, shall not have been terminated, and remains in full force and effect and no event or occurrence has occurred that, with the passage of time or the giving of notice, would give rise to the right of any of the Required Consenting Stakeholders to terminate the RSA.

(b)   The Bankruptcy Court shall have entered the Final Cash Collateral Order, consistent with the RSA, and the Final Cash Collateral Order shall not have been vacated, stayed, or modified without the prior written consent of the Required Consenting Stakeholders.

(c)   The Bankruptcy Court shall have entered the Final DIP TLC Order, consistent with the RSA, and the Final DIP TLC Order shall not have been vacated, stayed, or modified without the prior written consent of the SoftBank Parties and the Consenting AHG Noteholders.

(d)   All financing necessary for the Plan shall have been obtained, including the New LC Facility, and any documents related thereto (including the New LC Facility Documents) shall have been executed, delivered, and be in full force and effect (with all conditions precedent thereto, other than the occurrence of the Plan Effective Date or certification by the Debtors that the Plan Effective Date has occurred, having been satisfied or waived), and shall be in form and substance acceptable to the Consenting AHG Noteholders.

(e)   The Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the RSA (subject to, and in accordance with, the consent rights set forth therein) and the Plan.

(f)   All Consenting Stakeholder Transaction Expenses shall have been paid in full in cash in accordance with the terms and conditions set forth in the RSA and the Cash Collateral Orders.

(g)   All requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, to the extent required.

(h)   All documents contemplated by the RSA to be executed and delivered on or before the Plan Effective Date shall have been executed and delivered.

(i) The Confirmation Order shall have become a final and non-appealable order, which shall not have been stayed, reversed, vacated, amended, supplemented, or otherwise modified, unless waived by the Required Consenting Stakeholders.

MIP	On or after the Plan Effective Date, the New Board shall determine the terms and conditions of and implement the MIP, including any and all awards granted thereunder and any determinations with respect to the participants, allocation, timing, and the form and structure of the options, warrants, and/or equity compensation.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Exemption from SEC Registration

The issuance of all securities under the Definitive Documents will be (a) exempt from registration under the Securities Act and applicable Law to the fullest extent applicable and (b) permitted by Law in reliance on the Section 1145 Exemption or section 4(a)(2) of the Securities Act (or another applicable exemption under the Securities Act), subject to any other applicable local or state securities Laws.

For the avoidance of doubt, the New Interests are expected to be issued in reliance upon the Section 1145 Exemption, to the extent permissible and available. If the Section 1145 Exemption is not available, such New Interests are expected to be issued in reliance upon the exemptions provided by section 4(a)(2) of the Securities Act (or another applicable exemption under the Securities Act).

Survival of Indemnification Provisions and D&O Insurance

All indemnification provisions, consistent with applicable Law, currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, restructuring advisors, and other professionals and/or agents or representatives of, or acting on behalf of, the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Restructuring Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, than the indemnification provisions in place prior to the Restructuring Effective Date.

After the Restructuring Effective Date, the Reorganized Company will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased prior to the Restructuring Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Restructuring Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Restructuring Effective Date.

Retained Causes of Action	The Reorganized Debtors shall retain all rights to commence and pursue any Causes of Action, other than those that the Debtors release pursuant to the release and exculpation provisions outlined in this Term Sheet and as set forth in the Plan, with the consent of the Required Consenting Stakeholders.

Restructuring Transactions Tax Structuring	The parties will negotiate in good faith to structure and implement the Restructuring Transactions (a) in a tax-efficient manner (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes) to the Company Parties and the Reorganized Debtors, (b) in a manner that minimizes any current cash taxes payable by the Reorganized Debtors, and (c) to the extent not inconsistent with the preceding clauses (a) and (b), and to the extent reasonably practicable in a manner intended to be tax-efficient for Holders of Claims and Interests; provided, that no guarantee of tax efficiency will be made to any particular Holder, which may include reorganizing the ownership structure of WeWork, its subsidiaries and assets, and/or the exchange of interests of one or more existing or newly-formed subsidiaries of WeWork that own the assets currently owned by WeWork, rather than equity of WeWork, making one or more “elections” for U.S. federal income tax purposes, applying for one or more private letter rulings with the IRS, and/or transferring or assigning debt from an applicable Company Party or subsidiary to one or more Company Parties or subsidiaries, and in each case, in a manner acceptable to the Debtors and the Required Consenting Stakeholders, with such structuring to be set forth in the Restructuring Transactions Exhibit.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

New Corporate Governance Documents

The New Corporate Governance Documents will be acceptable to the Debtors and the Required Consenting Stakeholders and will become effective as of the Plan Effective Date.

The New Board will be composed of seven (7) directors, including (a) three (3) members appointed by the SoftBank Parties; (b) two (2) members to be appointed by the Required Consenting AHG Noteholders; (c) one (1) independent to be mutually agreed upon, and (iv) the Chief Executive Officer.

Executory Contracts and Unexpired Leases

Executory Contracts and Unexpired Leases (other than Unexpired Leases of non-residential real property) that are not rejected as of the Restructuring Effective Date will be deemed assumed pursuant to section 365 of the Bankruptcy Code. Unexpired Leases of non-residential real property that are not expressly assumed as of the Restructuring Effective Date will be deemed rejected pursuant to section 365 of the Bankruptcy Code.

Claims arising from the rejection of any of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims.

Milestones

The Debtors shall implement the Restructuring Transactions in accordance with the following Milestones, unless any such Milestone is extended or waived in writing, which may be by email between applicable counsel, by (a) the Debtors, and (b) the Required Consenting Stakeholders, subject to the Bankruptcy Court’s availability (the“Milestones”):

(a)   no later than November 6, 2023, the Petition Date shall have occurred;

(b)   no later than three (3) business days after the Petition Date, the Bankruptcy Court shall have entered the Interim Cash Collateral Order;

(c)   no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final Cash Collateral Order;

(d)   no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP TLC Order;

(e)   no later than ninety (90) days after the Petition Date, the Debtors shall have filed (i) the Disclosure Statement and Plan and (ii) a motion seeking entry of the Disclosure Statement Order;

(f)   no later than one hundred and ten (110) days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(g)   no later than one hundred and twenty (120) days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(h)   no later than one hundred and twenty (120) days after the Petition Date, the Plan Effective Date shall have occurred.

Professional Fees and Expenses	All professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall be paid in full or amounts sufficient to pay such fees and expenses in full after the Plan Effective Date shall be placed in the professional fee escrow account as set forth in, and in accordance with, the Plan.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Employment and Indemnification Obligations	Treatment of the Debtors’ employment obligations for officers, directors, and/or employees is to be determined with the consent of the Required Consenting Stakeholders.

Modification to Treatment of Claims and Interests	Any modifications to the proposed (or actual) treatment of Claims or Interests shall require the consent of the Required Consenting Stakeholders. For the avoidance of doubt, such consent shall be required in connection the treatment of any Class of Claims or Interests indicated herein to be determined at a future date or time.

ANNEX A

CERTAIN DEFINITIONS

1L Equity Distribution	The percentage of New Interests equal to (x)(i) Prepetition LC Facility Claims plus 1L Notes Claims divided by (ii) Total 1L Claims plus Adjusted 2L Notes Claims multiplied by (y)(i) 100% of the New Interests minus (ii) the Drawn DIP TLC Equity Distribution, such percentage subject to dilution by the MIP and the New LC Equity Allocation.

1L Notes Claim	All claims arising under the 1L Notes, including for postpetition interest, fees or other obligations arising postpetition in connection therewith.

2L Equity Distribution	The percentage of New Interests equal to (x)(i) Adjusted 2L Notes Claims divided by (ii) Total 1L Claims plus Adjusted 2L Notes Claims multiplied by (y)(i) 100% of the New Interests minus (ii) the Drawn DIP TLC Equity Distribution, such percentage subject to dilution by the MIP and the New LC Equity Allocation.

5.00% Unsecured Notes Indenture	As it may be amended, supplemented, or otherwise modified from time to time, that certain Amended and Restated Senior Notes Indenture, dated as of December 16, 2021, by and among WeWork Companies LLC, as issuer, WW Co-Obligor Inc., as co-issuer, the guarantors from time to time party thereto, and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee.

5.00% Unsecured Notes, Series I	WeWork Companies LLC’s 5.00% Senior Notes due 2025, Series I, issued pursuant to the 5.00% Unsecured Notes Indenture.

5.00% Unsecured Notes, Series II	WeWork Companies LLC’s 5.00% Senior Notes due 2025, Series II, issued pursuant to the 5.00% Unsecured Notes Indenture.

7.875% Unsecured Notes	WeWork Companies Inc.’s 7.875% Senior Notes due 2025 issued pursuant to the 7.875% Unsecured Notes Indenture.

7.875% Unsecured Notes Indenture	As it may be amended, supplemented, or otherwise modified from time to time, that certain Senior Notes Indenture, dated of April 30, 2018, by and among WeWork Companies LLC, as successor to WeWork Companies Inc., as issuer, WW Co-Obligor Inc., as co-issuer, the guarantors from time to time party thereto, and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association, as successor to Wells Fargo Bank, National Association), as trustee.

Adjusted 2L Notes Claims	Total 2L Notes Claims multiplied by 70.0%.

Adjusted Drawn DIP TLC Claims	The amount of Drawn DIP TLC Claims equal to the total amount of Drawn DIP TLC Claims minus the lesser of (a) the total amount of all Drawn DIP TLC Claims and (b) $100 million.

Administrative Claim	A Claim against any of the Debtors arising pursuant to section 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code.

Affiliate	As set forth in section 101(2) of the Bankruptcy Code.

Allowed	With reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Plan Effective Date (i) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed prior to the Plan Effective Date, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder, (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Company, (c) any Claim or Interest as to which the liability of the Debtors or Reorganized Company, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Company shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Plan.

Class	A class of Claims or Interests as set forth in the Plan pursuant to section 1122(a) and 1123(a)(1) of the Bankruptcy Code.

Confirmation Date	The date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

Deemed to Accept	An Unimpaired Claim, the Holder of which is conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.

Deemed to Reject	An Impaired Claim, the Holder of which is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

DIP TLC Facility	A senior secured, debtor-in-possession “Term Loan C” and cash collateralized letter of credit facility in an aggregate amount not to exceed $750,000,000, under the DIP TLC Credit Agreement.

DIP TLC Fee Claims	Claims on account of the Structuring Fee and Fixed (Running) Cost (each as used or described in the DIP TLC Term Sheet) under the DIP TLC Facility, which Claims shall be Allowed super-priority administrative expenses pursuant to the DIP TLC Orders.

Drawn DIP TLC Claims	Claims on account of the principal face amount of obligations due or payable as of the Plan Effective Date under the DIP TLC Documents attributable to letters of credit drawn under the DIP TLC Facility.

Drawn DIP TLC Equity Distribution	A percentage of New Interests equal to: (i) the amount of Adjusted Drawn DIP TLC Claims divided by the sum of Total 1L/DIP Claims plus Adjusted 2L Notes Claims (ii) multiplied by 2.00, such percentage subject to dilution by the MIP and the New LC Equity Allocation; provided, that the percentage of the Drawn DIP TLC Equity Distribution shall never result in a lower recovery for all holders of both 1L Series 1 Notes Claims and 2L Secured Notes Claims taken as a whole than if (x) all Adjusted Drawn DIP TLC Claims were treated as 1L Notes Claims and (y) such holders had received no recovery on account of their 2L Notes Claims.

Executory Contracts	A contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

General Unsecured Claim	Any unsecured Claim against any of the Debtors that is not: (a) paid in full prior to the Plan Effective Date pursuant to an order of the Bankruptcy Court, (b) an Administrative Claim, (c) a Professional Fee Claim, (d) a Priority Tax Claim, (e) an Other Secured Claim, (e) an Other Priority Claim, (f) an Intercompany Claim, or (g) any other Claim that is subordinated or entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court.

Governmental Unit	As set forth in section 101(27) of the Bankruptcy Code.

Holder	An Entity holding a Claim or Interest, as applicable

Impaired	Any Claim or Class of Claims, which is impaired under the terms of the Plan pursuant to section 1124 of the Bankruptcy Code.

Intercompany Claim	Any Claim held by a Debtor or Affiliate of a Debtor against another Debtor or Affiliate of a Debtor.

Intercompany Interests	Any interest in one Debtor held by another Debtor.

Junior LC Facility	The Junior L/C Tranche as defined in the Prepetition LC Credit Agreement.

Liens	As set forth in section 101(37) of the Bankruptcy Code.

Milestone	The deadlines by which the Debtors shall implement the Restructuring Transactions, as set forth in the Term Sheet.

MIP	Means the management incentive plan as determined by the New Board of the Reorganized Debtors.

New 1L Exit Term Loan Facility

The term loan facility of up to $100 million on account of the first $100 million of Drawn DIP TLC Claims (plus the dollar amount of the DIP TLC Fee Claims), to be entered into on the Plan Effective Date on the following terms and conditions:

(a)   8.5% fixed rate cash interest, paid quarterly;

(b)   4-year tenor;

(c)   no call protection;

(d)   free transferability but must be sold in its entirety;

(e)   customary covenants;

(f)   first lien claim on all assets, ranking pari passu with the New LC Facility (including pari passu at each guarantor entity); and

(g)   such other terms and conditions as are agreed by the Required Consenting Stakeholders.

New Board	The board of directors of the Reorganized Debtors following the Plan Effective Date.

New Interests	The single class of equity issued by the Reorganized Debtors on the Plan Effective Date.

New LC Equity Allocation	New Interests equal to 1.25% of the total New Interests.

New LC Facility	The letter of credit facility to be entered into on the Plan Effective Date.

Other Priority Claim	Any Claim other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any Secured Claim other than: (a) the Prepetition LC Facility Claims; (b) the Secured Notes Claims; or (c) the Prepetition LC Subrogation Claims.

Prepetition LC Facility	Collectively, the Junior LC Facility and the Senior LC Facility.

Prepetition LC Facility Claims	All claims arising under the Prepetition LC Facility Documents, including the Prepetition LC Subrogation Claim or the Prepetition LC Reimbursement Claim, and all unpaid accrued and deferred fees, including, without limitation, any upfront fees, running fees, administrative, and fronting fees (without double counting). For the avoidance of doubt, (a) any cash collateral posted but subsequently returned to the SoftBank Parties shall not give rise to a Prepetition LC Facility Claim and (b) any Holder of a Prepetition LC Facility Claim shall be entitled to recover on account of either its Prepetition LC Subrogation Claim or Prepetition Reimbursement Claim, but not both.

Priority Tax Claim	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Professional	Any Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or as of the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

Professional Fee Claim	Any Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

Rejecting	The status of a Class of Claims that is Deemed to Reject.

Section 1145 Exemption	The exemption from the requirement to register issued securities under the Securities Act established pursuant to section 1145 of the Bankruptcy Code, and any other applicable U.S. state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security.

Section 510(b) Claim	Any Claim against any of the Debtors subject to subordination under section 510(b) of the Bankruptcy Code.

Secured Claim	A Claim that is: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable Law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Definitive Documents, or separate order of the Bankruptcy Court, as a secured claim.

Security	Any security, as defined in section 2(a)(1) of the Securities Act.

Senior LC Facility	The Senior L/C Tranche as defined in the Prepetition LC Credit Agreement.

Total 1L/DIP Claims	The total aggregate amount of (a) Adjusted Drawn DIP TLC Claims, (b) Prepetition LC Facility Claims, and (c) 1L Notes Claims, including, for the Prepetition LC Facility Claims and 1L Notes Claims, all postpetition interest and fees.

Total 1L Claims	The total aggregate amount of (a) Prepetition LC Facility Claims and (b) 1L Notes Claims, in each case, including, all postpetition interest and fees.

Total 2L Notes Claims	The total aggregate amount of 2L Notes Claims, excluding, for the avoidance of doubt, any postpetition interest or fees.

Undrawn DIP TLC Claims	Claims on account of undrawn letters of credit under the DIP TLC Facility.

Unexpired Lease	An unexpired lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

Unimpaired	Any Claim or Class of Claims, which is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

Unsecured Notes	Collectively, the 5.00% Unsecured Notes, Series I, the 5.00% Unsecured Notes, Series II, and the 7.875% Unsecured Notes.

Unsecured Notes Claims	Any Claim against a Company Party arising under, derived from, based on, or related to the Unsecured Notes or the Unsecured Notes Indentures.

Unsecured Notes Indentures	Collectively, the 5.00% Unsecured Notes Indenture and the 7.875% Unsecured Notes Indenture.

Annex B

CUSTOMARY RELEASES2

Definitions.

The following definitions shall be applicable to the foregoing release and exculpation provisions:

“Exculpated Parties” means, collectively, and in each case in its capacity as such, (a) each of the Debtors, (b) each independent director of any Debtor, and (c) any statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases, as well as each of its member.

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, investment committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, investment or fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or entity’s respective heirs, executors, estates, and nominees.

“Released Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Companies; (c) each Consenting Stakeholder; (d) each DIP TLC Issuing Bank; (e) each DIP TLC Agent; (f) each Agent; (g) current and former Affiliates of each Entity in clause (a) through clause (g); and (h) each Related Party of each Entity in clause (a) through clause (g); provided, that in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the release contained in the Plan; or (y) timely objects to the releases contained in the Plan, either by means of (i) a formal objection filed on the docket of the Chapter 11 Cases or (ii) an informal objection provided to the Debtors in writing, including by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Cases or in writing, including via electronic mail, as applicable, before Confirmation.

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor, (b) each Reorganized Company; (c) each Consenting Stakeholder; (d) each DIP TLC Issuing Bank; (e) each DIP TLC Agent; (f) each Agent; (g) all holders of Claims that vote to accept the Plan; (h) all holders of Claims that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (i) all holders of Claims that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (j) all holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot or notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (k) each current and former Affiliate of each Entity in clause (a) through (k); and (l) each Related Party of each Entity in clause (a) through (k) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law.

[2]	For the avoidance of doubt, all releases remain subject to the ongoing investigation of the special committee of independent directors of the board.

A.	Releases by the Debtors.

Except as expressly set forth in the Plan or the Confirmation Order, effective as of the Plan Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the expeditious reorganization of the Debtors and implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, finally, and forever released, waived, and discharged, to the fullest extent permissible under applicable Law, by each and all of the Debtors, and each of their respective current and former Affiliates, the Reorganized Debtors, and their estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, including any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, and any and all other Entities who may purport to assert any claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, or their Estates that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or any other Entity, based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors or their estates (including the capital structure, management, ownership, or operation thereof), the purchase, sale, exchange, issuance, termination, repayment, extension, amendment, or rescission of any debt instrument or Security of the Debtors or the Reorganized Debtors, the assertion or enforcement of rights and remedies against the Debtors, the Notes, the Indentures, the Prepetition LC Credit Agreement, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the Definitive Documents, the DIP TLC Facility, the DIP TLC Documents, the Plan (including the Plan Supplement), the Disclosure Statement, the Restructuring Transactions, the pursuit of Confirmation and Consummation, the administration and implementation of the Plan, any action or actions taken in furtherance of or consistent with the administration of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, the solicitation of votes on the Plan, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any obligations arising on or after the Plan Effective Date of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan as set forth in the Plan; or (b) any retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ estates asserting any Claim or Cause of Action of any kind whatsoever released pursuant to the Debtor Release; essential to the Confirmation of the Plan; and (g) an exercise of the Debtors’ business judgment.

B.	Releases by the Releasing Parties.

Effective as of the Plan Effective Date, except as expressly set forth in the Plan or the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the expeditious reorganization of the Debtors and implementation of the restructuring contemplated by the Plan, pursuant to section 1123(b) of the Bankruptcy Code, in each case except for Claims arising under, or preserved by, the Plan, to the fullest extent permissible under applicable Law, each Releasing Party (other than the Debtors or the Reorganized Debtors), in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim, Cause of Action, directly or derivatively, by, through, for, or because of a Releasing Party, is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the fullest extent permissible under applicable Law, each Debtor, Reorganized Debtor, and each other Released Party from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, or their Estates that such Entity would have been legally entitled to assert in their own right (whether individually or collectively), based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors or their estates (including the capital structure, management, ownership, or operation thereof), the purchase, sale, exchange, issuance, termination, repayment, extension, amendment, or rescission of any debt instrument or Security of the Debtors or the Reorganized Debtors, the assertion or enforcement of rights and remedies against the Debtors, the Notes, the Indentures, the Prepetition LC Credit Agreement, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the Definitive Documents, the DIP TLC Facility, the DIP TLC Documents, the Plan (including the Plan Supplement), the Disclosure Statement, the Restructuring Transactions, the pursuit of Confirmation and Consummation, the administration and implementation of the Plan, any action or actions taken in furtherance of or consistent with the administration of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, the solicitation of votes on the Plan, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Plan Effective Date of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases set forth in this Section B, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the releases set forth in this Section B is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (d) a good faith settlement and compromise of the Claims released pursuant to this Section B; (e) in the best interests of the Debtors and their estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action of any kind whatsoever released pursuant to this Section B.

C.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is exculpated from any and all Claims, Interests, obligations, rights, suits, damages, Cause of Action or Claim whether direct or derivative, for any claim related to any act or omission from the Petition Date to the Plan Effective Date, in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable the Chapter 11 Cases, the Definitive Documents, the DIP TLC Facility, the DIP TLC Documents, the Disclosure Statement, the Plan (including the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other or omission, transaction, agreements, event, or other occurrence taking place on or before the Plan Effective Date related to or relating to any of the foregoing (including, for the avoidance of doubt, providing any legal opinion effective as of the Plan Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan), except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Plan Effective Date obligation under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

D.	Injunction.

Upon entry of the Confirmation Order, except as otherwise expressly provided in the Plan or the Confirmation Order, or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been extinguished, released, discharged, or are subject to exculpation, whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan, and other parties in interests, along with their respective present or former employees, agents, officers, directors, principals, Affiliates, and Related Parties are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (a) commencing, conducting, or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (b) enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (c) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (d) except as otherwise provided under the Plan, asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities unless such Holder has timely filed a motion with the Bankruptcy Court expressly requesting the right to perform such setoff, subrogation or recoupment on or before the Plan Effective Date, and notwithstanding an indication of a Claim, Interest, Cause of Action, liability or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims, Interests, or Causes of Action released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in the Plan.

With respect to Claims or Causes of Action that have not been released, discharged, or are not subject to exculpation, no Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Debtors, the Reorganized Debtors, any Exculpated Party, or any Released Party that relates to any act or omission occurring from the Petition Date to the Plan Effective Date in connection with, relating to, or arising out of, in whole or in part, the Chapter 11 Cases (including the filing and administration thereof), the Debtors, the governance, management, transactions, ownership, or operation of the Debtors, the purchase, sale, exchange, issuance, termination, repayment, extension, amendment, or rescission of any debt instrument or Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual or other arrangements or other interactions between any Releasing Party and any Released Party or Exculpated Party, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, any other in-or-out-of-court restructuring efforts of the Debtors; any intercompany transactions, the Restructuring, any Restructuring Transaction, the RSA, the formulation, preparation, dissemination, negotiation, or filing of the RSA and the Definitive Documents, the DIP TLC Facility, the DIP TLC Documents, the Disclosure Statement, the Plan, or any other contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, or any of the other Definitive Documents, the Notes and the Indentures, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), without the Bankruptcy Court (a) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim and (b) specifically authorizing such Person or Entity to bring such Claim or Cause of Action. To the extent the Bankruptcy Court may have jurisdiction over such colorable Claim or Cause of Action, the Bankruptcy Court shall have sole and exclusive jurisdiction to adjudicate such underlying Claim or Cause of Action should it permit such Claim or Cause of Action to proceed.

EXHIBIT C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among WeWork Inc. and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof (x) to the extent the Transferor was thereby bound and (y) with respect to any and all Company Claims/Interests the Transferee may hold prior to the consummation of the Transfer contemplated hereby, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name: Title:
Address:
E-mail address(es):

Claims (principal amount):
Senior Letter of Credit Tranche	US$
Junior Letter of Credit Tranche	US$
1L Series 1 Notes	US$
1L Series 2 Notes	US$
1L Series 3 Notes	US$
2L Secured Notes	US$
2L Exchangeable Notes	US$
3L Secured Notes	US$
3L Exchangeable Notes	US$
Interests in WeWork	(number of shares)
Warrants	(number of warrants and underlying Interests)

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit D

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [•], 2023 (the “Agreement”),1 by and among WeWork Inc. and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests, and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

Name: Title:
Address:
E-mail address(es):

Claims (principal amount):
Senior Letter of Credit Tranche	US$
Junior Letter of Credit Tranche	US$
1L Series 1 Notes	US$
1L Series 2 Notes	US$
1L Series 3 Notes	US$
2L Secured Notes	US$
2L Exchangeable Notes	US$
3L Secured Notes	US$
3L Exchangeable Notes	US$
Interests in WeWork	(number of shares)
Warrants	(number of warrants and underlying Interests)

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.